As filed with the Securities and Exchange Commission on January 22, 2002


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           Digital Servant Corporation
              (Exact name of small business issuer in its charter)


            Nevada                      7371                    91-2115259
(State or other jurisdiction of   (primary standard          I.R.S. Employer
 incorporation or organization)     industrial code)      Identification Number)


                   C/o Murray Ralston Barristers & Solicitors
                            129 B Dunlop Street East
                         Barrie, Ontario, Canada L4M 1A6
                                 (416) 464-3164
          (Address and telephone number of principal executive offices)

                               Agent for Service:
                            Angus Crawford, President
                           Digital Servant Corporation
                    C/o Murray Ralston Barrister & Solicitors
                            129 B Dunlop Street East
                         Barrie, Ontario, Canada L4M 1A6
                                 (416) 464-3164
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box #

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. []

                         CALCULATION OF REGISTRATION FEE
----------------- -------------- ---------------- ---------------- -------------
  Title of each                      Proposed         Proposed
    Class of          Amount          maximum          Maximum       Amount of
Securities to be       To be      offering price      Aggregate    registration
   registered       Registered       per unit      Offering price       fee
----------------- -------------- ---------------- ---------------- -------------

                     Maximum:
     Class A         4,000,000         $2.50       $10,000,000.00
  Common Stock       Minimum:                                        $2,390.00
                       10,000          $2.50       $    25,000.00
----------------- -------------- ---------------- ---------------- -------------


--------------------------------------------------------------------------------
Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (ss. 230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee needed to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.
--------------------------------------------------------------------------------

     The registration hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION - [December 31, 2002]

                                   Prospectus
                                January 22, 2002

                           DIGITAL SERVANT CORPORATION

                    C/o Murray/Ralston Barrister & Solicitors
                            129 B Dunlop Street East
                         Barrie, Ontario, Canada L4M 1A6
                                 (416) 464-3164

                        4,000,000 Shares of Common Stock
                    to be sold by Digital Servant Corporation

     This is the initial public offering of common stock of Digital Servant Corporation on a minimum/maximum basis. This is not an underwritten offering. This offering will end on December 31, 2002. Funds derived from this offering will be escrowed until the minimum of 10,000 shares at $2.50 per share
($25,000) is sold. If only the minimum number of shares are sold (10,000) then the Company will incur a deficit of $19,500 with regard to this Registration Statement. Digital Servant Corporation has no revenues to date and there may not be a market for the products it plans to sell.

     An investor is not limited to a minimum or maximum amount of shares allowed to be purchased, pending availability. There is a minimum of 10,000 common shares of stock being offered to the public, and all funds will be escrowed, in an escrow account, until the minimum amount of the offering or 10,000 shares have been sold. In the event that the minimum amount of 10,000 shares is not sold by the completion date of December 31, 2002, all funds shall be returned to the investor(s) in its entirely, without interest, on or before ten days after the completion date of December 31, 2002. No officer, director, affiliates or any related party may purchase the securities offered to meet the minimum of shares offered.

     Digital Servant Corporation's stock is not listed on any national securities exchange or the NASDAQ Stock Market. Digital Servant Corporation intends to apply to have its shares traded on a regional exchange and/or the OTC bulletin board under the symbol:

                                     "DSVC"

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this document. Digital Servant Corporation has not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                                      TABLE OF CONTENTS


PART I - Prospectus                                                                       Page
                                                                                          ----
         Prospectus Summary.................................................................7
Risk Factors

                  Digital Servant Corporation Is In Its Earliest Stages Of
                  Development And May Never Become Profitable..............................11

                  Conflicts Of Interest May Arise Between Companies
                  Owned By Common Shareholders.............................................11

                  Digital Servant Corporation's License Agreement With Digital
                  Servant (Canada) Corporation As A "Non Arms Length Transaction...........11

                  Digital Servant Corporation May Lose Its License If Unable To
                  Obtain Financing.........................................................12

                  Dependence On Computer Use And The Internet For Information
                  And Commerce.............................................................12

                  Dependence On Computer Use, Internet Services, And Computer
                  Technology...............................................................12

                  Dependence On Telecommunications Carrier & Other Suppliers...............13

                  Dependence On Mass Market-Retail Sales Companies for Product
                  Sales ...................................................................13

                  Government Regulation Of The Internet Could Adversely
                  Affect Digital Servant Corporation's Sales And Profitability.............13

                  Government Regulation Of Technology Relating To The Computer
                  And Internet Use Could Adversely Affect Digital Servant Corporation's
                  Sales And Profitability..................................................14

                  Technology Risks.........................................................14

                  Heavy Dependence On Key Management Whose Time And
                  Attention to Digital Servant Corporation Could Result In Delays
                  Or Business Failure......................................................14

                  Heavy Dependence On Key Management Who Have Not Sold
                  Technology Or Operated A Technology Sales Company........................15

                  Product Liability........................................................15



                                                                                            4

                  Effect Of Unfavorable Publicity..........................................15

                  Ability To Manage Growth.................................................16

                  Absence of Patent Protection.............................................16

                  Marketing Studies........................................................16

                  Competition..............................................................16

                  No Assurance Of Future Industry Growth...................................16

                  Potential Business Combinations Dilute Stockholder Value.................17

                  Potential Business Combinations Could Be Difficult To Integrat
                  And May Disrupt Business Operations......................................17

                  Digital Servant Corporation May Enter Into A New Line Of
                  Business, Which Investors Could Not Evaluate.............................17

                  Digital Servant Corporation Has No Operating History And
                  Financial Results Are Uncertain..........................................18

                  Digital Servant Corporation May Need Additional Financing
                  Which May Not Be Available Or Which May Dilute The
                  Ownership Interests Of Investors.........................................18

                  Digital Servant Corporation's Common Stock Has No Prior Market,
                  And Prices May Decline After The Offering................................18

                  Investors May Face Significant Restrictions On The Resale Of
                  Digital Servant Corporation's Stock Due To State Blue Sky Laws...........19

                  Investors May Face Significant Restrictions On The Resale
                  of Digital Servant Corporation's Stock Due To Federal Penny
                  Stock Regulations........................................................19

                  You Should Not Rely On Forward Looking Statements Because
                  They are Inherently Uncertain............................................20

         Use Of Proceeds...................................................................20
         Determination Of Offering Price...................................................22
         Selling Security Holders..........................................................22
         Plan Of Distribution..............................................................22
         Legal Proceedings.................................................................23


                                                                                            5

         Dilution .........................................................................23
         Directors, Executive Officers, Promoters And Control Persons......................24
         Security Ownership Of Certain Beneficial Owners And Management....................28
         Description Of Securities.........................................................29
         Interest Of Named Experts And Counsel.............................................30

         Disclosure Of Commission Position On Indemnification For
         Securities Act Liabilities........................................................30
         Description Of Business...........................................................31
         Management's Discussion And Analysis Or Plan Of Operation.........................49
         Description Of Property...........................................................50
         Certain Relationships And Related Transactions....................................50
         Market For Common Equity And Related Stockholder Matters..........................51
         Executive Compensation............................................................52
         Financial Statements..............................................................53

         Changes In And Disagreements With Accountants On Accounting
         And Financial Disclosure..........................................................61

PART II - Information Not Required in Prospectus
         Indemnification Of Directors And Officers.........................................61
         Other Expenses Of Issuance And Distribution.......................................62
         Recent Sales Of Unregistered Securities...........................................62
         Exhibits .........................................................................64
         Undertakings......................................................................64



                                                                                            6


Part I - Prospectus
-------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information and the Financial Statements and notes thereto appearing elsewhere in this Prospectus.

     Investment Risk

     An investment in this offering involves risk. Digital is a development stage company. The market for its products and services is new, and Digital has not achieved market acceptance. Digital has a limited operating history and a history of operating losses. Digital's loss for the 9 months ended September 30, was $33,734, and for the year ended December 31, 2000 was $14,833. Since inception August 26, 1981, Digital has an accumulated deficit of $50,247. Digital may continue to incur net losses in the future.

     Digital Servant Corporation

     Digital Servant Corporation, "Digital" is an internet/software application development corporation with an exclusive worldwide license to manufacture, market and distribute a product called the "Digital Servant." It is designed to reflect the appearance, gestures and personality of a chosen character (a person, animal or any other form), which can be summoned to the users monitor on command. The "Digital Servant" is a personalized general computer system and Internet agent that is designed to:

     o    Respond to user requests for information
     o    Provide a Q&A process to guide the user
     o    Remember secure information about the user and their references
     o    Engage in electronic commerce activities on behalf of the user
     o    Monitor events based on user request and report back to the user

     Digital's product promise is security, simplicity, convenience and control for a unique, individualized, Internet experience.

     The uniquely secure electronic commerce offerings developed by Digital will offer personalized, high integrity e-commerce capabilities. It will fulfill the Internet user's need for ease of use and content control.

     Digital will offer its products through retail computer sales outlets and will build and maintain a website for direct sales and sales referrals from other websites and Internet providers. Digital will also establish banking liaisons and a fulfillment system to deliver the product to the consumer. Digital and/or its direct agents conduct all mass-market sales. Digital or third party manufacturers or fulfillment agents will ship the "Digital Servant" products directly to retail outlets or the end user in the case of direct sales.

     A percentage of Digital's revenue will be derived from fees paid by companies when Digital customers complete purchases on their sites. Product suppliers will also pay a referral fee to Digital for product and service placement into the on-line shopping network.

     Initial pricing for Version 1 of the "Digital Servant" is set at $65.50US/$99.95CDN. This pricing was arrived at based on production and delivery costs combined with feedback received from the "Market Preview Plus Report." Respondents felt very strongly that if a new product were priced too reasonably, they would not be likely to believe that the product would deliver on its promise. It is believed that under pricing this product could seriously deter potential buyers in this high tech market segment. There are a number of lower-end products on the market that serve a similar function but do not deliver the integrated suite of products and services that the "Digital Servant" does. Nor do they offer e-commerce functionality. Thus, a low product price could actually be detrimental to Digital.

     Version 1 will be sold on-line through the Digital website and through OEM Resellers. Version 2 will be released through association marketing. Associations would receive 25,000 versions of Level 1 and would be charged a quarterly usage fee of $15.00US/$22,50CDN for every member sign up. Associations of 50,000 members or higher would give Digital a very favorable 20% penetration.

     Digital Servant Corporation, "Digital" was formed as Hillcrest Properties, Ltd. under the laws of the Province of British Columbia on August 26, 1981. On April 5, 1999, Hillside Investments II, Ltd. was incorporated in the State of Nevada. The Canadian corporation, Hillcrest Properties, Ltd entered into a merger agreement with the Nevada Corporation, Hillside Investments II, Ltd. pursuant to an Agreement and Plan of Merger and Reorganization adopted by the Board of Directors of each corporation. The effective date was April 6, 1999 and the State of Nevada effected the merger as of July 7, 1999, when the documents were filed with the State of Nevada. The Canadian corporation exchanged its issued and outstanding common shares of capital stock on a 1 for 1 basis with the Nevada Corporation. There were no preferred shares of stock authorized in the Canadian corporation. On October 12, 1999, the name of the Nevada Corporation was changed to Digital Servant Corporation whose principal executive offices are located in Toronto, Ontario, Canada.

     On October 15, 1999, Digital entered into a License Agreement with Digital Servant Canada Corporation, a Canadian corporation, "Digital Canada" to manufacture and market the "Digital Servant" technology and products. The "Digital Servant" system is delivered to the computer user by way of proprietary software or by downloading the technology from the Internet. This technology enables the computer user to use the computer more effectively and efficiently and the user may also customize their use of the "Digital Servant" system to better suit their general computer needs or to better utilize the Internet experience whether for informational purposes or for e-commerce.

     The primary objective of the business of Digital is to manufacture and market the "Digital Servant" technology and products. The "Digital Servant" system is a personalized computer operating system, a personal e-commerce and communication network targeted at the individual or business computer user, and accessible only through a secure and personalized web site interface. "Digital Servant" is a trademark registration, registered by Digital Canada and assigned to Digital. Digital Canada has also trademarked "Trusted Agency" and "Trusted Servant" and Digital has the exclusive right to use those additional trade names and trademarks as well as the "Digital Servant" trade name and trademark. Digital has the exclusive worldwide rights to manufacture, market and distribute the "Digital Servant" product, including variations, for Digital Canada, once the product has been fully developed. The majority of the proceeds from this offering shall be dedicated to acquiring the "Digital Servant" technology and products outright from Digital Canada and further developing the technology and building the product(s). See "Use of Proceeds"

     In the License Agreement with Digital Canada filed herewith as Exhibit 10.1, Digital acquired the exclusive worldwide rights to manufacture, market and distribute the "Digital Servant" system and products to individuals and business computer operators for general computer usage, informational purposes and e-commerce via the Internet. Digital's goal is to acquire the technology and related products outright from Digital Canada by way of their Option to Purchase Agreement, filed herewith as Exhibit 10.2. Upon acquisition of the technology and related products, Digital will further develop the technology and related products in preparing for its launch into the marketplace.

     Upon product completion, Digital will then commence the marketing strategy, pursuant to their market study and focus group evaluation. Digital will offer these products through normal computer sales outlets and also build and maintain a website for direct sales and sales referrals from other websites and Internet providers, establish banking liaisons and a fulfillment system to deliver the product to the consumer. All mass-market sales are conducted through agents and/or Digital and/or its direct agents will conduct distributors and the direct sales from the Internet. Digital or third party manufacturers or fulfillment agents will ship the "Digital Servant" products directly to retail outlets or the end user in the case of direct sales. Digital currently has a License Agreement with Digital Canada to manufacture and market the "Digital Servant" products when the technology and products are fully developed. As consideration for this License Agreement, Digital issued Digital Canada 15,299,000 common shares of stock of Digital and will pay a 4% royalty to the Digital Canada in the event that Digital does not purchase the technology and products outright pursuant to this offering.

     Background on the Developer and Licensor

     On February 15, 2000, Digital entered into a License Agreement to acquire the worldwide manufacturing, marketing and distribution rights with the Digital Canada, the founder and developer of the "Digital Servant" system. Digital and Digital Canada have similar Officers and Directors and must be considered as a "non-arms length" transaction.

     Market Opportunity

         Digital Canada was formed in 1999 in the Province of Ontario, Canada, as a personal Applications Service Provider (ASP). Digital, by virtue of the License Agreement, intends to offer the "Digital Servant" system and products to individuals and businesses to provide a number of general computer use applications, e-commerce tools and informational tools enabling individual users and businesses to securely gain control over their general computer use and Internet experience. The "Digital Servant" system is derived from software, which enables the computer user to use the computer more effectively and efficiently, and can be customized to suit the user's needs, both in general computer use and for the Internet experience. Management of Digital believes that the "Digital Servant" system and products are viable and conducive to sales on a projected worldwide basis and will be in demand for general computer users, including Internet, e-commerce and information services. Management of Digital believes that this system and related products will significantly expand over the next 25 years as personal and business computers become available to more users on a worldwide basis.

         Name, Address, and Telephone Number of Registrant

         Digital Servant Corporation
         C/o Murray/Ralston Barrister & Solicitors
         129 B Dunlop Street East
         Barrie, Ontario, Canada L4M 1A6
         (416) 464-3164  phone; (705) 737-5380 fax
         E-Mail - INFO@DIGITALSERVANT.COM
                  -----------------------
                                                                               9

                                  THE OFFERING

         Digital is offering up to 4,000,000 shares of its common stock at $2.50 per share. Digital intends to apply to the OTC Bulletin Board (proposed symbol
DSVC) and/or a regional stock exchange following this filing with the Securities and Exchange Commission. The Total outstanding common shares following this offering, assuming the sale of the maximum number of shares is 24,684,000. Digital plans to use the proceeds from this offering for Research & Development, Technology Acquisitions, Sales and Marketing, Hardware, Licenses and Network Assets, General Administrative Services and Working Capital.

Common stock offered by Digital Servant Corporation:       A minimum of 10,000 shares, and a
                                                           maximum  of 4,000,000 shares

Common stock to be outstanding after this offering:        24,684,000 shares (assuming sale of
                                                           maximum number of shares).

Use of proceeds:                                           Digital plans to use the proceeds
                                                           from this offering as shown in
                                                           supporting table.

Proposed OTC Bulletin Board symbol:                        "DSVC"


Summary Financial Data (in thousands)
----------------------

Use of Proceeds
---------------
------------------------------ ------------------ --------------- -------------
                                     2001              2002           2003
                                     ----              ----           ----
Sources of Funds
----------------
Operations/Working Capital                                            3,520
Private Placement/IPO                10,000
Debt                                                                  1,000
                                     ------             -----         -----
Total                                10,000

Use of Funds
------------
Operations/Working Capital                                975
Research & Development                                   1900          1176
Technology Assets                       250               450           450
Network Assets                                          2,614          5860
                                     ------             -----         -----
Total                                   250             5,939         7,486

Net Source/(Use)                      9,750            (5,939)       (2,966)
                                     ------            ------         -----
Cash Position                         9,750             3,811           845
------------------------------ ------------------ --------------- -------------

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing the common stock of Digital. Investing in Digital's common stock involves a high degree of risk. Any of the following risks could adversely affect the business of Digital; it's financial condition and operating results. These risks factors could result in a complete loss of your investment.

             Risks Related to Digital Servant Corporation's Business

     Digital Servant Corporation Is In Its Earliest Stages Of Development And
     ------------------------------------------------------------------------
     May Never Become Profitable
     ---------------------------

     Digital is in the early stages of development and the "Digital Servant" technology requires further development before it can be marketed. Further, even if the "Digital Servant" technology and products become fully developed and marketable, Digital could fail before implementing its business plan. It is a "start up" venture, which may incur net losses for the foreseeable future. Digital has no financial operating history, and it may face unforeseen costs, expenses, and problems that will prevent it from becoming profitable. Digital's success is dependent on a number of factors, which should be considered by prospective investors. It has only recently acquired its principal asset, the License for the worldwide manufacturing and marketing rights of the "Digital Servant" system and its products, has no history of earnings or profit and there is no assurance it will operate profitably in the future.

     Conflicts Of Interest May Arise Between Digital Servant (Canada)
     ----------------------------------------------------------------
     Corporation And Digital Servant Corporation
     -------------------------------------------

     Digital Canada, the developer and Licensor, granted the worldwide manufacturing, marketing and distribution license to Digital as Licensee. Mr. Angus Crawford, the President and Board Chairman of Digital is also the President and Board Chairman of Digital Canada., Mr. Cameron Crawford, Chartered Accountant, Mr. Kenneth Jay Ralston, Lawyer and Mr. Steven Lutz are all officers and/or directors of Digital and Digital Canada. Digital Canada was issued 15,299,000 shares of common stock of Digital in exchange for the license for Digital to manufacture and market the "Digital Servant" technology and related products. Digital Canada distributed a substantial portion of those shares to its officers and directors, which are also officers and directors of Digital. Refer to: "Directors, Executive Officers, Promoters, Significant Employees And Control Persons".

     Digital Servant Corporation's License Agreement With Digital Servant
     --------------------------------------------------------------------
     (Canada) Corporation As A "Non Arms Length" Transaction
     -------------------------------------------------------

     Digital's and Digital Canada's Board of Directors and key management are similar and in some cases are identical and, as such, any business conducted between the two companies is to be considered as a "non arms length" transaction.

     Digital Servant Corporation May Lose Its License If Unable To Obtain
     --------------------------------------------------------------------
     Financing
     ---------

     If Digital cannot obtain financing, it may lose the right to manufacture, market and distribute "Digital Servant" products and Digital would lose its only asset. Further, the "Digital Servant" system needs additional development capital to allow it to become market ready. Similarly, any dispute between Digital Canada and Digital (or their successors) could impair Digital's ability to fully exploit its license rights. Any termination or impairment of Digital's license rights due to circumstances under the control of Digital and Digital Canada or others with an interest in the products, could prevent Digital from implementing its business plan, thereby limiting its profitability and decreasing the value of its stock.

     Dependence On Computer Use And The Internet For Information And Commerce
     ------------------------------------------------------------------------

     If personal computer use, Internet usage, the growth of the online information and product marketing does not continue, Digital may not achieve the critical mass of customers necessary for sustaining revenues and achieving profitable operations. Digital's future revenues and profits, if any, depend upon the widespread acceptance and general use of computers and the increase usage of the Internet as an effective business medium. Interest in, and the rapid growth of general computer use and the Internet is a recent phenomenon. Therefore, continual acceptance and use may not develop at historical rates, and a broad base of consumers may not continue to use computers for general purposes and the Internet and other online services as an informational resource and business medium. Even if consumer participation in general computer use and Internet services and electronic commerce continues to increase, at the current growth rate, there is no assurance consumers will use the "Digital Servant" system.

     Dependence On Computer Use, Internet Services And Computer Technology
     ---------------------------------------------------------------------

     The market for general computer usage and Internet access is characterized by rapidly changing technology, evolving industry standards, changes in user needs and frequent new service introductions. Digital's future success will depend, in part, on their use of leading technologies to provide access to and services for their customer base. There can be no assurance Digital will be successful in using new technologies effectively, developing new services or enhancing existing ones on a timely basis.

     Digital's success also depends on continued use of the computer and expansion of the Internet. Today's Internet infrastructure may not support the demands placed on it by continued growth. Growth in the volume of Internet traffic may create instabilities such as shortages in Internet addresses and overworked search engines. Such instabilities may have an adverse affect on Digital's operations and business. Consumer computer use and Internet participation could diminish because of delays in the development or adoption of new standards and protocols to handle increased levels of activity, security, reliability, cost, ease of use, accessibility, and quality of service. Digital's technology and infrastructure may also be vulnerable to computer viruses, hacking or similar disruptive problems caused by users connected to Internet sites, the interconnecting networks or the various telephone networks. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation of service.

     Digital's success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. Therefore, the Internet may not be accepted as a viable, long-term source of information and a commercial marketplace or communication medium because of the inadequate development of the necessary network infrastructure or the delayed development of enabling technologies and performance improvements.

     Dependence On Telecommunications Carriers And Other Suppliers
     -------------------------------------------------------------

     Digital will rely on Internet service providers (e.g. the local telephone and cable companies) to provide consistent data-communications. Therefore, consumer purchase and use of "Digital Servant" products may be disrupted or eliminated if Digital experiences disruptions or capacity constraints in the delivery of its telecommunications services. There may be no means of replacing these services on a timely basis or at all.

     In addition, the inability or unwillingness of any third-party to provide point of presence access or Digital's inability to secure alternative point of presence arrangements, could significantly limit their ability to service existing customers, and expand to new markets. This may have a material adverse effect on its business, financial condition and operating results.

     Dependence On Mass Market-Retail Sales Companies for Product Sales
     ------------------------------------------------------------------

     Digital is dependent upon mass merchandisers such as Office Max, Office Depot, Staples, etc. for the "Digital Servant" system of software product sales.

     There is no assurance that Digital will be able to sell the "Digital Servant" system software through these mass-market retail sales companies. Digital also intends to sell the "Digital Servant" product software through the Internet, by either downloading the system through the Internet and/or the sale of software directly to the consumer from the Digital website and/or referring Internet companies and search engines.

     Government Regulation Of The Internet Could Adversely Affect Digital
     --------------------------------------------------------------------
     Servant Corporation's Sales And Profitability
     ---------------------------------------------

     Existing or future legislation that limits the growth or use of the Internet could impact or eliminate Digital's revenue growth. Statutes and regulations directly applicable to Internet communications and informational resources, Internet commerce and Internet advertising are becoming more prevalent. The law remains largely unsettled, even in areas where there has been legislative action. It may take years to determine if existing laws governing intellectual property, privacy, libel and taxation apply.

     In addition, the growth and development of communications and electronic commerce may prompt calls for more stringent consumer protection laws in the United States, Canada and abroad. It is possible the United States, Canada or other local or foreign jurisdictions may seek to impose sales or other tax collection obligations on Digital. If one or more states or any foreign country successfully finds that Digital should collect sales or other taxes on the sale of its products, it could prevent Digital's projected growth and expose it to unanticipated liabilities.

     Any new regulation or taxation of Internet systems or Internet commerce could adversely affect Digital's business, and the viability of its business plan, causing the price of its common stock to decline. However, as Internet information and Internet commerce continues to evolve, increasing regulation by federal, state, or foreign agencies is probable. These regulations are likely to be in areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, and other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Laws and regulations applying to the solicitation, collection, or processing of personal or consumer information could limit Digital's activities. In addition, any regulation imposing fees for Internet use could result in a decline of Internet related services and affect the viability of Internet commerce. This could have an adverse effect on Digital's business.

     Government Regulation Of Technology Relating To Computer And Internet Use
     -------------------------------------------------------------------------
     Could Adversely Affect Digital Servant Corporation's Sales and
     --------------------------------------------------------------
     Profitability
     -------------

     In the United States, extensive federal government regulations may restrict the use and sale of computer and Internet products. For example, the federal government's interference in Microsoft's business affairs, as well as, the affairs of other companies could affect the way Digital sells its products. This could result in restrictions on the technology, the products and content that Digital offers its customers and add significant additional expense. Therefore, the manufacture, packaging, labeling, advertising, promotion, distribution and sale of Digital's products could be affected by future legislation and regulation. If this occurred, additional expense to the "Digital Servant" product(s) could result in a decrease in the stock price of Digital's shares. Digital's efforts to comply with existing laws and regulations may be costly, may force it to change its selling strategy and this may not be successful. Digital cannot assure its investors it will be able to comply with any existing or future laws, regulations, interpretations or applications without incurring significant costs or adjusting its business plan significantly.

     Technology Risk.
     ----------------

     In designing the system and data model, attention must be paid to how new developments in technology may render current technologies obsolete. To address anticipated technology risks Digital has established an internal R&D unit. The unit is responsible for assessing and minimizing technology risk to the corporation. Digital will use a "Best of Breed" approach, taking technology from well-established market leaders in all competitive fields.

     Heavy Dependence On Key Management Whose Time And Attention To Digital
     ----------------------------------------------------------------------
     Servant Corporation Could Result In Delays Or Business Failure
     --------------------------------------------------------------

     Mr. Angus Crawford is serving as Digital's President and Board Chairman. The loss of Mr. Crawford's services may hamper Digital's ability to implement its business plan, and could cause its stock to be devalued. Digital is dependent upon Mr. Crawford's entrepreneurial skills and experience to implement the business plan and his services would be difficult to replace. Mr. Crawford's time is not solely dedicated to Digital and this fact may result in delay(s) in the completion of product development and implementation of the business plan. Digital has employment agreements with all management and key personnel; however there is no assurance these individuals will continue to manage the corporation's affairs in the future. Digital has not obtained key man life insurance on Mr. Crawford or other management. Investors will not have any financial indicators to evaluate the merits of Digital's business activity; therefore, investors should carefully and critically assess the background of Mr. Crawford and other management. See "Directors and Executive Officers".

     Heavy Dependence On Key Management Who Have Not Sold Technology Or Operated
     ---------------------------------------------------------------------------
     A Technology Sales Company
     --------------------------

     Mr. Angus Crawford, President & Board Chairman of Digital and the senior officer group have had no direct experience in the marketing and sale of computer technology applications, and/or Internet and electronic commerce technology in the North American or International marketplace. However, Mr. Crawford and other officers have strong sales, marketing and technology backgrounds which allows them a level of expertise and the experience necessary to both manage a corporation and to recognize and assemble individuals who are experts within their given fields. These hired professionals and consultants will be responsible for the development, sales and marketing decisions of the "Digital Servant" product and will report directly to Mr. Crawford on a daily basis.

Prior to the hiring and contracting of these individuals, Digital may over estimate the marketability of the "Digital Servant" system and products and may under estimate the costs or difficulties associated with the development, marketing, selling and distribution of the products. Any unanticipated costs or difficulties could prevent Digital from implementing its business plan, thereby limiting its profitability and decreasing the value of its shares of stock.

     Product Liability
     -----------------

     Digital may rely on third party manufacturers for specific components and finished products and Digital, like other technology suppliers, must carry product liability insurance and an account for returns and reimbursement of products, which may be defective. Digital may be subjected to various product liability claims, including, inadequate product instructions, and inadequate warnings concerning possible interactions with other installed technology. Although Digital warrants the finished products will be as described in the accompanying brochures and provides indemnification to the end-user for losses, claims, and expenses arising from a breach of the product warranties, any such indemnification is limited by its terms and, as a practical matter, is limited to the credit-worthiness of the indemnifying party. In the event that Digital does not have adequate indemnification, product liabilities relating to its products could have a material adverse effect on its business, financial condition and results of operations. At the present time, Digital does not carry product liability insurance, as the "Digital Servant" product is not market ready and in the development stage.

     Effect Of Unfavorable Publicity
     -------------------------------

     Digital understands that the computer and computer products technology market is affected by national advertising and other media exposure. Future technology, technology research or publicity may not be favorable to the industry or may not be consistent with previously favorable research or publicity. Consumer perceptions of the computer industry, accessory computer products and adverse publicity associated with similar computer products distributed by other companies, and future reports of research that are less favorable, could have an adverse effect on Digital's products, financial condition and operating results. Digital is dependent upon consumers' perceptions of quality and time-effective usefulness of its products. Therefore, the publication of reports asserting such products may be non essential, not technically proficient or that question the efficacy of the technology, could also have an adverse effect on Digital's business. This could happen in spite of the fact that such reports are not scientifically supported or whether the claimed inadequacies can be scientifically proven for such systems or products.

     Ability To Manage Growth
     ------------------------

     Digital's ability to manage growth depends in part, upon its ability to develop and expand operating, management, information, and financial systems, as well as, production capacity, which may significantly increase its future operating expenses. No assurance can be given that Digital's business will grow or that it will be able to effectively manage this future growth. Digital's inability to manage its growth successfully could have a material adverse effect on its business, financial condition and operating results.

     Absence Of Patent Protection
     ----------------------------

     The "Digital Servant" system and product technology are not protected by patents and are currently proprietary. Upon completion of the research and development phase, Digital plans to patent certain components within the marketable "Digital Servant" system. Digital believes its current products are safe from piracy because of their uniqueness, and exposing their concepts through patent application could harm the exclusivity of the technology. However, there can be no assurance that Digital's products, even with patent protection, will not be copied and these copies used to compete with the "Digital Servant" system or products. Technology piracy may result in significant market competition, adverse publicity and/or product liability claims, collectively having an adverse effect on Digital's business, financial condition and operating results.

     Marketing Studies
     -----------------

     Although Digital has completed extensive market research on the technology, the market, by means of industry research and a number of focus groups, the competition and other significant variables, including both qualitative and quantitative research projects on respondents in Toronto. In spite of the positive results from such market studies and focus groups, there can be no assurance given that this research will accurately predict consumer use or purchasing habits in the future. In addition, the Toronto respondents may not accurately reflect the consumer use or purchasing habits in other parts of North America or internationally because the Internet may not be as "borderless" and culturally non-specific as is anticipated in the business plan.

     Competition
     -----------

     The general computer usage, Internet information and electronic commerce industry is new, rapidly evolving and intensely competitive. Digital expects this competition to intensify in the future although the specific Digital market is considered to be "niche" with virtually little known competition. There is a chance Digital has over-estimated the value of this niche market, and failure to attract and retain this niche customer base, could result in a decline in its projected revenue and a loss of market share. Although Digital has not found a direct competitor to their product, the "Digital Servant" system, the total market is very competitive and highly fragmented, with no clear dominant leader. Digital will compete with a variety of other companies, including traditional suppliers of computer technology products and software. A more detailed discussion regarding the competition Digital faces is included in this prospectus under the heading "Business-Competition."

     No Assurance Of Future Industry Growth
     --------------------------------------

     There can be no assurance the market is as large as reported in market data referred to in this prospectus or such projected growth will occur or continue. Market data and projections presented in this prospectus are inherently uncertain, subject to change and often dated. In addition, the underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors beyond Digital's control. An adverse change in size or growth rate of the market for ancillary computer products is likely to have an adverse effect on Digital's business, financial condition and operating results.

     Potential Business Combinations Dilute Stockholder Value
     --------------------------------------------------------

     Digital may not be successful in developing a viable market for the "Digital Servant" system to computer users; therefore, management will devote a significant portion of the time to the evaluation of other business opportunities that may be available to Digital. In the event of a business combination, the ownership interests of holders of existing shares of Digital's stock will be diluted. Due to limited financial resources, should the initial business plan falter, the only way that Digital will be able to diversify its activities would be to enter into a business combination.

     Any asset acquisition or business combination would likely include the issuance of a significant amount of Digital's common stock, which would dilute the ownership interest of holders of existing shares, and may result in a majority of the voting power being transferred to new investors. Depending on the nature of the transaction, Digital's stockholders may not have an opportunity to vote on the transaction. For example, Digital's Board of Directors may decide to issue an amount of stock to affect a share exchange with another company. Such a transaction does not require shareholder approval, but Digital's officers and directors must exercise their powers in good faith, with the best interests of the corporation in mind.

     Potential Business Combinations Could Be Difficult To Integrate And May
     -----------------------------------------------------------------------
     Disrupt Business Operations
     ---------------------------

     Any acquisition of or business combination could disrupt Digital's ongoing business, distract management and employees and increase operating expenses. If Digital acquires a company, it could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for Digital. Acquisitions also involve the need for integration of administration, services, marketing, and support efforts. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could limit Digital's profitability and decrease the value of its stock. In addition, Digital's liquidity and capital resources may be diminished prior to, or as a result of, the consummation of a business combination and its capital may be further depleted by the operating losses (if any) of the acquired business entity.

     Digital Servant Corporation May Enter Into A New Line of Business Which
     -----------------------------------------------------------------------
     Investors Could Not Evaluate
     ----------------------------

     In the event of a business combination, acquisition, or change in shareholder control, Digital may enter in to a new line of business, which an investor did not anticipate and in which that investor may not want to participate. Digital may make investments in or acquire complementary products, technologies and businesses, or businesses completely unrelated to its current business plan. Similarly, an asset acquisition or business combination would likely include the issuance of a significant amount of Digital's common stock, which may result in a majority of the voting power being transferred to new investors. New investors may replace Digital's management. This new management may decide not to continue to implement Digital's current business plan, and may decide to enter into a business completely unrelated business which an investor did not anticipate and in which that investor may not want to participate. In such case, an investor could lose their entire investment.

                                 Financial Risks

     Digital Servant Corporation Has No Operating History And Financial Results
     --------------------------------------------------------------------------
     Are Uncertain.
     --------------

     Digital is a developmental organization with no history of earnings or profit and there is no assurance it will operate profitably in the future and it faces all the risks of a new business. As a result of Digital's limited operating history, it is difficult to forecast potential revenues, and there is no meaningful historical financial data to forecast planned operating expenses. Revenue and income potential is unproved and the business model is still emerging, therefore, no assurance can be given that Digital will provide a future return on investment. An investor in Digital's common stock must consider the challenges, risks and uncertainties frequently encountered by development-stage companies using new and unproved business models in new and rapidly evolving markets. These challenges include the ability to execute Digital's business plan; create significant sales and create brand recognition, manage growth in Digital's operations, create a customer base on a cost-effective basis, retain customers, access additional capital when required, attract and retain key personnel.

     Digital cannot be certain its business model will be successful or that it will successfully address these and other challenges, risks and uncertainties. Consumers may not purchase products from their site, which would reduce revenues and prevent it from becoming profitable.

     Digital Servant Corporation May Need Additional Financing Which May Not Be
     --------------------------------------------------------------------------
     Available Or Which May Dilute The Ownership Interests Of Investors
     ------------------------------------------------------------------

     Digital's ultimate success will depend on its ability to raise investment capital and no commitments to provide additional funds have been made by management or other shareholders. Digital has not investigated the availability, source or terms that might govern the acquisition of additional financing. When additional capital is needed, there is no assurance funds will be available from any source or, if available, that they can be obtained on terms acceptable to Digital. If additional capital is not available, Digital's operations would be severely limited, and it would be unable to implement its business plan.



                     Risks Related to the Securities Market

     Digital Servant Corporation's Common Stock Has No Prior Market, And Prices
     --------------------------------------------------------------------------
     May Decline After The Offering
     ------------------------------

     There is no public market for Digital's common stock and no assurance can be given that a market will develop or that any shareholder will be able to liquidate its investment without considerable delay, if at all. The trading market price of Digital's common stock may decline below the offering price. If a market should develop, the price may be highly volatile. In addition, an active public market for Digital's common stock may not develop or be sustained.

Factors such as those discussed in this "Risk Factors" section may have a significant impact on the market price of Digital's securities. Owing to the low price of the securities, many brokerage firms may not be willing to effect transactions in the securities. Even if a purchaser finds a broker willing to effect a transaction in Digital's common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such securities as collateral for loans. Thus, a purchaser may be unable to sell or otherwise realize the value invested in Digital.

     Investors May Face Significant Restrictions On The Resale Of Digital
     --------------------------------------------------------------------
     Servant Corporation's Stock Due To State Blue Sky Laws
     ------------------------------------------------------

     Because Digital's securities have not been registered for resale under the blue sky laws of any state, the holders of such shares and those persons desiring to purchase them in any trading market that may develop in the future should be aware that there may be significant state blue sky law restrictions on the ability of investors to sell and on purchasers to buy Digital's securities. Each state has its own securities laws, often called "blue sky laws", which limit sales of stock to a state's residents unless the stock is registered in that state or qualifies for an exemption from registration, and govern the reporting requirements for broker-dealers and stockbrokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, and the broker must be registered in that state, or otherwise be exempt from registration. Digital does not know whether its stock will be registered under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for Digital's stock.

     Accordingly, investors should consider the secondary market for Digital's securities to be a limited one. Investors may be unable to resell their stock, or may be unable to resell it without the significant expense of state registration or qualification.

     Investors May Face Significant Restrictions On The Resale of Digital
     --------------------------------------------------------------------
     Servant Corporation's Stock Due To Federal Penny Stock Regulations
     ------------------------------------------------------------------

     In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because Digital's securities may constitute "penny stock" within the meaning of the rules, the rules would apply to Digital and its securities. The rules may further affect the ability of owners of Digital's shares to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

     Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     o control of the market for the security by one or a few broker-dealers that are often related

     o    to the promoter or to Digital;

     o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

     o "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

     o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

     o the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

     You Should Not Rely on Forward-Looking Statements Because They Are
     ------------------------------------------------------------------
     Inherently Uncertain
     --------------------

     You should not rely on statements of business forecast in this prospectus. This prospectus contains statements of business forecast that involve risks and uncertainties. We use words such as "anticipate", "believe", "plan", "expect", "future", "intend" and other expressions to identify these statements. Prospective investors should not place undue reliance on statements of business forecast, which apply only as of the date of this prospectus. Digital's actual results could differ materially from those anticipated in these statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus.


                                 USE OF PROCEEDS

     The net proceeds to Digital from the sale of the 4,000,000 shares of common stock offered by Digital hereby the public offering price of $2.50 per share are estimated to be $10,000,000. This Offering is self-underwriting and management of Digital is solely responsible for the sale of the stock.

     There is no commission being paid to management for the sale of the stock and Digital does not have commissioned sales people selling these shares of stock.

     IF ONLY THE MINIMUM AMOUNT OF 10,000 COMMON SHARES OF STOCK ARE SOLD, THEN THE ENTIRE AMOUNT OF $25,000 SHALL BE USED FOR GENERAL CORPORATE PURPOSES AND FURTHER FINANCING EXPENSE. INVESTORS SHOULD BE AWARE THAT IF DIGITAL IS ONLY ABLE TO SELL THE MINIMUM AMOUNT OF SHARES REGISTERED FOR SALE IN THIS OFFERING THAT THERE IS NO ASSURANCE THAT DIGITAL WILL BE ABLE TO OBTAIN ANY ADDITIONAL FINANCING WHICH WOULD POSSIBLY MAKE DIGITAL'S SHARES DECREASE SUBSTANTIALLY OR TO BECOME WORTHLESS.

     If the maximum amount of shares is sold by way of this Offering, Digital expects to use the net proceeds in the following manner:

------------------------------------ ------------------------ ----------------
                                         If Maximum Sold      If Minimum Sold
------------------------------------ ------------------------ ----------------
Application of Proceeds

Research and Development/and
Technology Acquisitions                      4,500,000            15,000

Sales And Marketing Expenses                 1,050,000             5,000

General Administrative Services                700,000             5,000

Hardware, Licenses and Network Assets        2,000,000

Working Capital / Contingency             1,000,000/750,000
Total Proceeds                             $10,000,000         $  25,000
------------------------------------ ------------------------ ----------------

     The following is a description of each of the items in the table above:

     o Research and development/and technology acquisitions represent the purchase option of the Digital Servant technology and the programming necessary to complete the project.

     o Sales and marketing expenses are those associated with attracting corporations, associations and individuals to use the Digital Servant Software.

     o General Administrative Services are salaries and wages of the Digital Servant staff.

     o Hardware, Licenses and network assets are the lease and capital costs associated with providing the Digital servant service.

     o Working capital/Contingency is needed to finance the accounts receivables and short term operating cash commitments.

     Digital continually evaluates other business opportunities that may be available to it, whether in the form of assets acquisitions or business combinations. Digital may use a portion of the proceeds for these purposes. Digital is not currently a party to any contracts pertaining to acquisition, with the exception of the agreement to acquire the "Digital Servant" technology outright from the Licensor, Digital Canada. Digital is not a party to any, letters of intent, commitments or agreements and is not currently engaged in active negotiations with respect to any acquisitions other than that as described herein with Digital.

     Digital has not yet determined the specific amounts of "net proceeds" to be used specifically in the general categories as described herein. Accordingly, Digital's management will have significant flexibility in applying the net proceeds of the Offering.

                         DETERMINATION OF OFFERING PRICE

     Digital arbitrarily determined the price of the Common Shares of Stock in this Offering. The offering price is not an indication of and is not based upon the actual value of Digital. The offering price bears no relationship to the book value; assets or earnings of Digital or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

                            SELLING SECURITY HOLDERS

     There are no selling security holders.

                              PLAN OF DISTRIBUTION

     Digital is offering a minimum of 10,000 shares of common stock and a maximum of 4,000,000 shares of common stock. Digital has not engaged underwriters in connection with this offering. In effecting sales, Digital may arrange for brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Digital in amounts to be negotiated prior to the sale. Digital and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

     The sale of Digital's common stock offered under this prospectus will commence promptly upon the date of this prospectus. There are no pre-existing contractual agreements for any person to purchase the shares. Digital may offer its common stock using a preliminary prospectus prior to the effective date of the registration statement that includes this prospectus. In connection with these offers, prospective investors may deposit funds in escrow that will be released to Digital upon the effectiveness of the registration statement that includes this prospectus.

     Digital intends to sell a minimum of 10,000 shares and a maximum of 4,000,000 shares of its common stock to the public on a self-underwriting "best efforts" basis. There can be no assurance that any of these shares will be sold. The gross proceeds to Digital will be $10,000,000 if all the shares offered are sold by Digital. The gross proceeds to Digital will be $25,000 if only the minimum amount of shares offered is sold by Digital. In the event that Digital sells the shares in the Offering, Digital, or any of its principals will pay no commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of sales of the shares. No public market currently exists for shares of Digital's common stock. Digital intends to apply to have its shares traded on a regional stock exchange and/ or the OTC bulletin board under the symbol "DSVC".

                                LEGAL PROCEEDINGS

     Digital is not a party to any pending legal proceeding or litigation and none of its property is the subject of a pending legal proceeding. Further, the officers and directors know of no legal proceedings threatened or anticipated against Digital or its property by any entity or individual or any legal proceedings contemplated by any governmental authority.

                                    DILUTION

     Purchasers of the common stock in this offering will experience Immediate and substantial dilution in the net tangible book value of the common stock from this offering. "Net tangible book value per share" represents the amount of Digital's total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding. At December 31, 2000, Digital's net tangible book value was ($15,765 or < ($.01) per share, based on 20,684,000 shares of common stock outstanding.

     After giving effect to the sale of up to 4,000,000 shares of common stock offered by this prospectus at an offering price of $2.50 per share and estimated net proceeds of $10,000,000, the net tangible book value at December 31, 2000, would have been $9,984,235 representing an immediate increase in the adjusted net tangible book value of $2.51 per share to current shareholders and an immediate dilution of $2.10 per share to new investors purchasing common stock in this offering

     The following table summarizes the difference between existing stockholders and new investors in this offering with respect to the number of shares held or purchased from Digital, the total consideration paid and the average consideration paid per share. The following table excludes the deductions of broker-dealer commissions and Digital's estimated offering expenses.


-------------------------- --------------------- ------------------------- --------------
                             Shares Purchased       Total Consideration    Average Price
                           --------------------- -------------------------   per Share
-------------------------- --------------------- ------------------------- --------------
                           Number         %          Amount           %
-------------------------- ------------ -------- ----------------- ------- --------------
Existing Shareholders      20,684,000    83.8%    See below *                    .0001
-------------------------- ------------ -------- ----------------- ------- --------------
New Shareholders            4,000,000    16.2%    10,000,000         100%       2.50
-------------------------- ------------ -------- ----------------- ------- --------------
Total                      24,684,000     100%    10,000,000         100%        .41
-------------------------- ------------ -------- ----------------- ------- --------------


* Note:
The existing shareholders received their interest in Digital Servant Corporation as a result of their consideration to Digital Servant [Canada] Corporation that totaled $500,000 USD (In order to bring the technology and corporate assets to be purchased to their present stage.)


              DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, SIGNIFICANT
                          EMPLOYEES AND CONTROL PERSONS

The following table sets forth the name, age and position of each director and executive officer of Digital:

  --------------------- ---------- -----------------------------------------------------
  NAME                     AGE     POSITION
  --------------------- ---------- -----------------------------------------------------
  Angus Crawford           37      President, Board Chairman

  K. Jay Ralston           45      Vice-President, Director-Legal Affairs

  Steven Lutz              40      Vice-President, Director - Chief Technology Officer

  Ehud Cohen               53      Vice-President - Chief Engineer (Programming)

  Ester Cohen              52      Vice-President - Research and Development

  Cameron Crawford         37      Secretary-Treasurer, Director
  --------------------- ---------- -----------------------------------------------------

THE ABOVE OFFICERS AND DIRECTORS, ANGUS CRAWFORD, K. JAY RALSTON, AND CAMERON CRAWFORD ARE OFFICERS AND DIRECTORS AND STEVEN LUTZ IS AN OFFICER OF THE LICENSOR, DIGITAL CANADA AND, AS SUCH, ALL TRANSACTIONS BETWEEN THE LICENSOR AND THE ISSUER MUST BE CONSIDERED AS "NON ARMS LENGTH" TRANSACTION AND MUST BE TAKEN INTO CONSIDERATION AS A POSSIBLE CONFLICT BY ALL INVESTORS.

     On August 1, 2000, Digital's Board of Directors was elected and installed. These officers and directors of Digital will serve until the next shareholders meeting unless otherwise notified by way of a Directors Meeting. All of the Officers and Directors are shareholders of Digital and the Licensor, Digital Canada. The directors will be elected for one-year term at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.

     Angus Crawford, President and Board Chairman
     --------------------------------------------

     Angus Crawford has over 14 years of "hands on" experience in direct sales management and financial services. His main expertise is in Canadian Investment, Insurance and Securities matters, focusing on pension plans, employee benefits and financial planning.

     Mr. Crawford attended Upper Canada College, the University of Western Ontario and Bishops University. He has several post graduate certifications including the Ontario Insurance Commission's Examination courses, Level I and II and the Canadian Investment Funds and the Canadian Securities Course.

     In 1993, Angus Crawford became a partner at Crawford, Crawford, Hecks & Associates. He successfully helped establish the in-depth Pension and Group Insurance Semi-Annual reporting and in-depth personal financial planning reports, through NaviPlan Ltd. Software systems.

     Mr. Crawford is the President and Board Chairman of Digital and also President, and Board Chairman of the Licensor, Digital Canada.

     K. Jay Ralston, Vice-President, Director - Legal Affairs
     ---------------------------------------------------------

     Jay Ralston has over 20 years combined experience in legal and corporate affairs and with expertise in corporate, commercial and litigation matters. Mr. Ralston is a partner of Murray/Ralston Barristers and Solicitors.

     After receiving his Bachelor of Laws from Osgoode Hall Law School he practiced in both Toronto and Barrie, Canada representing clients in a wide variety of matters including contracts, purchase and sales, proprietary interests in intellectual property, shareholder agreements, employment issues and financings.

     In his litigation practice, Mr. Ralston has acted for corporations in both the computer software and hardware industries, as well as clothing designers and manufacturers, construction companies and shareholders.

     Mr. Ralston currently acts as Vice-President-Legal Affairs & Director of the Licensor, Digital Canada.

     Steven Lutz, Vice-President, Director - Chief Technology Officer
     ----------------------------------------------------------------

     Steven Lutz has over 20 years of hands on experience in engineering, information systems and information securities disciplines. His main area of expertise is providing state-of-the-art information securities solutions.

     Mr. Lutz attended various advanced learning academies and acquired his Bachelor of Science in Computer Science and Information Security from the State University of New York (SUNY).

     Mr. Lutz is currently President of Way-Secure Consulting, Inc., a New York City based information security consulting company. His firm provides expertise to commercial, aerospace and government sectors with state-of-the-art information security solutions.

     Prior to forming Way-Secure, Mr. Lutz was a Senior Manager with the Ernst & Young New York City, Office Information Systems Security practice from 1996 to 1998. From 1993 to 1996, Mr. Lutz performed as the Second Vice-President in charge of Information Security & Risk Management for the Chase Manhattan Bank. His expertise from 1983 to 1993 was in Special Systems and Systems Integrity for US Government and the Department of Defense.

     Mr. Lutz is also the Chief Technology Officer for the Licensor, Digital Canada.

     Ehud Cohen, Vice-President - Chief Engineer (Programming)
     ---------------------------------------------------------

     Ehud Cohen has more than 30 years experience in engineering and object oriented technology for smart systems based on "artificial intelligence" concepts, system design and programming.

     Mr. Cohen's educational background encompasses two degrees, a B Sc., Mechanical Engineering from Technion - Israel Institute of Technology and an MBA, Major in Marketing from the Tel Aviv University, Israel.

     Mr. Cohen is currently President and Co-Founder of ComMit Systems, Inc. In 1998, ComMit Systems, Inc. was the developer of Data Glider Software. Currently, the firm has provided design and implementation expertise serving Ford Motor

Company, Eaton Organization, Magna International, ITT, Delta and National Steel Car. The Canadian National Research Council for advanced software, systems research and development has also certified Mr. Cohen.

     Prior to Co-Founding ComMit Systems, Inc., Mr. Cohen held the position of General Manager with Hp Automated Processes (Magna International), specializing in the area of computerized manufacturing management systems, robotic operating and control systems, purchasing and inventory control systems. This was addition to leading personnel and management teams dealing with business strategies from 1986 to 1988.

     From 1983 to 1987, Mr. Cohen worked with Portion Packaging at Consumers Packaging Company, Ltd., as Plant Manager in the design and manufacturing of packaging machinery and development and implementation of a fully computerized manufacturing management control and reporting system.

     From 1973 to 1982, Mr. Cohen held positions with Visioneering Corp. as Production Manager, and Development Officer and Design Engineer of Military Equipment for the Industrial Development Bank of Israel.

     Mr. Cohen also acts as Chief Engineering & Programming Officer for the Licensor, Digital Canada.

     Ester Cohen, Vice-President - Research and Development
     ------------------------------------------------------

     Ester Cohen has more than 12 years experience in computer system architecture, development and design. Mrs. Cohen is currently involved in research and development of "artificial intelligence" based on algorithms for systems management, flow and development. Ester Cohen is an innovator in the area of "parameters based" flexible object oriented design.

     In 1971-1972, Ms. Cohen completed several computer-programming courses with IBM Israel following which she received her Bachelor of Science in Chemical Engineering in 1975 from Technion, the Israel Institute of Technology.

     Past employment encompasses the following: 1975-1976, designed heat exchange systems for Israel oil refineries; from 1976-1978 worked as a life insurance actuary with Ararat Insurance Company, Tel Aviv, Israel. Between the years 1979-1982, Ms. Cohen worked with the gifted children program, teaching thinking processes, math and developed exercise and problem solving techniques used for independent thinking for problem solving.

     From 1988 to present, Ms. Cohen is the Co-Founder and Vice-President of ComMit Systems Inc.

     Mrs. Cohen also acts as Chief Officer of Research and Development for the Licensor, Digital Canada.

     Cameron Crawford, Secretary-Treasurer and Director
     --------------------------------------------------

     Cameron Crawford is a Chartered Accountant and has over 14 years of experience in financial and operational management. His main expertise is in accounting, tax and advisory services.

     During his academic years, Mr. Crawford attended Upper Canada College, the University of Western Ontario and York University. -

     In 1987, Mr. Crawford was accepted as a Senior Auditor with Deloitte & Touche Chartered Accountants. In 1992, he became a member of the Institute of Chartered Accountants. In that same year, he was hired as the CFO for Chorney Chemical Company, Inc. and his immediate responsibilities included corporate reorganization, bank restructuring and refinancing.

     In 1994, Mr. Crawford established his own practice providing small business financing, forecasting, valuations, cash flow projections, management, budget planning, due diligence, forensic investigations and tax advisory services for small to medium businesses.

     Mr. Crawford also acts as the Chief Financial Officer and Director for the Licensor, Digital Canada.

Mr. Angus Crawford, President and Board Chairman and Mr. Cameron Crawford, Treasurer and Director are twin brothers and have worked together on a number of business projects.

                              SIGNIFCANT EMPLOYEES

The following table sets forth the name, age and position of each significant employee/board member of Digital:


  -------------------------- ------- --------------------------------------
  NAME                        AGE    POSITION
  -------------------------- ------- --------------------------------------

  Nugzar Kachukhashvili        34    Application Development Manager

  Jill Atkinson                39    Lead Advisory Marketing Board Member

  -------------------------- ------- --------------------------------------


     Nugzar Kachukhashvili - Application Development Manager
     -------------------------------------------------------

     Nugzar Kachukhashvili received his Master of Science degree in the USSR, with degrees in theoretical physics particle physics and cosmos sciences.

     Upon immigrating to the United States in 1993, Mr. Kachukhashvili worked at an Investment Associate with Putnam Investments in Boston, Massachusetts, with emphasis on quantitative analysis in derivatives, portfolio optimization and equity market research. During this period, Mr. Kachukhashvili designed portfolio optimization software.

     In 1994, Mr. Kachukhashvili was accepted to Harvard University and graduated from Harvard Graduate Business School with a Master's Degree in Business Administration in 1996. During his tenure at Harvard Business School, Mr. Kachukhashvili's interests included information technology, operations management and organizational behavior.

     After graduating, Mr. Kachukhashvili took a training program at Aris Corporation, which included developing databases and management systems.

     Jill Atkinson - Marketing Advisory Board Member
     -----------------------------------------------

     Jill Atkinson was born in Toronto, Ontario Canada. Having studied for her Bachelor of Commerce Degree at the University of Toronto, Mrs. Atkinson began her career as Account Executive/Production Assistant for Cooper Communications. While there, Mrs. Atkinson worked with numerous clients including Ira Berg, Esso (Imperial Oil) and Sunife Canada.

     In 1985, Mrs. Atkinson decided to round her education further with four years spent at the Ontario College of Art & Design. In 1988, Mrs. Atkinson won the prestigious McCann-Erikson Scholarship. Upon graduation with Honors, she was offered a position with McCann Erickson under the tutelage of legendary adman, Mr. Stuart Eaton.

     From the outset Mrs. Atkinson's career has been highly visible within the advertising industry. Mrs. Atkinson helped create campaigns for Christie Biscuits, Lufthansa, Tetley Tea and Q-107 Radio Stations.

     In November of 1990, Mrs. Atkinson joined McKim Advertising that merged with Baker Lovick/BBDO early in 1994 becoming BBDO in '95. Over the next 11 years she was responsible for planning, managing and creating high profile campaigns for such clients as Chapters.ca, Kraft Foods of Canada, Scotiabank, CIBC (Canadian Imperial Bank of Commerce), Excite.ca, Popsicle Industries, Bayer, Daimler Chrysler, Ontario Tourism, Hostess Frito-Lay, Pepsico, Pizza Hut, Wrigley's, Best Foods, Corby's Distilleries, TSN and Bell Canada amongst many others.

     Mrs. Atkinson's work has been featured in such international publication as Graphis (Zurich), Print (New York) and HotAds (London). Mrs. Atkinson has also received a number of International awards for clients such as Kraft Foods of Canada, (New York Festivals, Golden Marble, Radio Impact Awards) Bell Canada (New Festivals, London International Advertising Awards, Hollywood International Broadcast Awards) and Pizza Hut (New York Festivals, Hollywood International Broadcast Awards).

     In January of 2001 Mrs. Atkinson left BBDO to pursue a number of different projects including contract work for Taxi Advertising, Toronto Symphony Orchestra, Telus, Rickhard's Red, Montanna Steele Advertising, The new Ritz-Carlton-Trump Hotel, The Chelsea on Bayview and WaterParkCity, Link MultiMedia and BookMarc Productions.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, Digital's outstanding common stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by Digital to own beneficially, more than 5% of its common stock, and the shareholdings of all Executive Officers and Directors and Significant Employees as a group. Each person has sole voting and investment power with respect to the shares shown.

As of December 31, 2000, Digital had 20,684,000 shares of common stock issued and outstanding.


                                                                                            Percentage of
  Name                                                                       Shares Owned   Shares Owned
----------------------------------------------------------------------------------------------------------
Angus Crawford, President and Board Chairman                                    2,261,667      10.93%
54 Taunton Road Toronto, Canada M4S 2P1

K. Jay Ralston, Vice-President, Director - Legal Affairs                          900,000       4.35%
11 Rodney Street Barrie, Ontario, Canada

Steven Lutz, Vice-President, Director Chief Technology Officer                  1,230,000       5.94%
5263 15th Ave. NE #303 Seattle, WA. 98105

Ehud Cohen, Vice-President, Chief Engineer (Programming)
98 Yorkview Dr. Toronto, Ontario Canada M2R 1J8                                   400,000       1.93%

Ester Cohen, Vice-President, Research and Development
98 Yorkview Dr. Toronto, Ontario Canada M2R 1J8                                   400,000       1.93%

Cameron Crawford, Secretary/Treasurer/Director
78 Pond Hollow Dr. Sudbury, Ontario, Canada                                       900,000       4.35%

Angelo Garaci
60 Armstrong Ave. Toronto, Ontario, Canada                                      1,400,012       6.76%

Vlad Trkulja
12 Berl Ave. Toronto, Ontario, Canada                                           1,398,342       6.76%

Nugzar Kachukhashvili
1300 University Street, #2G, Seattle, WA                                          400,000       1.93%
----------------------------------------------------------------------------------------------------------
ALL EXECUTIVE OFFICERS & DIRECTORS AND SIGNIFICANT EMPLOYEES, AND               9,290,021      44.91%
BENEFICIAL OWNERS AS A GROUP

----------------------------------------------------------------------------------------------------------


                            DESCRIPTION OF SECURITIES

     The following description of Digital's capital stock is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by Digital's articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the applicable provisions of Nevada law.

     The authorized capital stock of Digital consists of 60,000,000 shares:
50,000,000 shares of Common Stock having a par value of $0.001 per share and 10,000,000 shares of Preferred Stock having a par value of $0.001 per share. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Digital's common stock.

     The holders of shares of common stock of Digital do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of Digital's directors.

     The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of Digital's holders are entitled to receive, ratably, the net assets of Digital available to shareholders after payment of all creditors.

     As of the date of this Registration Statement, there are 20,684,000 common shares of stock issued and outstanding. There are no warrants or options issued as of this date. All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Digital's common stock are issued, the relative interests of existing shareholders may be diluted.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Raul Rodriguez was not employed on a contingent basis in connection with the registration or offering of Digital's common stock.

     Neither Don Prest nor Manning Elliott, Chartered Accountants was employed on a contingent basis in connection with the registration or offering of Digital's common stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Digital's Articles of Incorporation, filed herewith as Exhibit 3.1, provide that it will indemnify its officers and directors to the full extent permitted by Nevada state law. Digital's bylaws, filed herewith as Exhibit 3.2, provide that it will indemnify and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was a director or officer of Digital or is or was serving at the request of Digital as a director, officer, partner, trustee, employee, or agent of another entity, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Digital pursuant to the forgoing provisions or otherwise, Digital has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

     Overview
     --------

     Digital is an internet/software application development corporation with an exclusive worldwide license to manufacture, market and distribute a product called the "Digital Servant." The "Digital Servant" is a personalized general computer system and Internet agent that is designed to:

     o    Respond to user requests for information
     o    Provide a Q&A process to guide the user
     o    Remember secure information about the user and their references
     o    Engage in electronic commerce activities on behalf of the user
     o    Monitor events based on user request and report back to the user

     Digital's product promise is security, simplicity, convenience and control for a unique, individualized, Internet experience.

     The uniquely secure electronic commerce offerings developed by Digital will offer personalized, high integrity e-commerce capabilities. It will fulfill the Internet user's need for ease of use and content control.

     The e-commerce component of Digital's technology will offer consumers privacy for browsing, e-mail, shopping and purchasing on the Web. These users will be able to simplify and scale down the information load presented. The "Digital Servant" is designed to reflect the appearance, gestures and personality of a chosen character (a person, animal or any other form), which can be summoned to the users monitor on command. They will be able to develop their own personal assistants/robots known as "Avatars" who will help them:

     o    Secure on-line searches
     o    Secure database management
     o    Secure communications
     o    Secure financial transactions

     Through research and development Digital quickly realized that proprietary technology required applications, in particular applications that served beyond the original scope. Digital formed a product development and technology team with years of applied experience to develop leading-edge technologies and deploy applications for consumer and commercial markets - all which deliver simple innovative capabilities and customized solutions.

     Digital's primary business objective is to manufacture and market the "Digital Servant" technology and products.

     "Digital Servant" is a trademark registered by Digital Canada and assigned to Digital. Digital Canada has also trademarked "Trusted Agency" and "Trusted Servant." Digital has the exclusive right to use those additional tradenames and trademarks in addition to the "Digital Servant." Digital has the exclusive worldwide rights to manufacture, market and distribute the "Digital Servant" product for Digital Canada including variations once the product has been fully developed.

     Upon product completion Digital will implement it's marketing strategy. Digital will offer these products through retail computer sales outlets and will build and maintain a website for direct sales and sales referrals from other websites and Internet providers. Digital will also establish banking liaisons and a fulfillment system to deliver the product to the consumer. Digital and/or its direct agents conduct all mass-market sales. Digital or third party manufacturers or fulfillment agents will ship the "Digital Servant" products directly to retail outlets or the end user in the case of direct sales.

     A percentage of Digital's revenue will be derived from fees paid by companies when Digital customers complete purchases on their sites. Product suppliers will also pay a referral fee to Digital for product and service placement into the on-line shopping network.

     Digital Servant Corporation is a Nevada corporation. Its headquarters and principal business offices are located at:

                           Digital Servant Corporation
                    C/o Murray Ralston Barrister & Solicitors
                            129 B Dunlop Street East
                         Barrie, Ontario, Canada L4M 1A6
                     Phone (416) 464-3164/Fax (705) 737-5380
                        E-Mail - INFO@DIGITALSERVANT.COM
                                 -----------------------

     Corporate History
     -----------------

     Digital was incorporated as Hillcrest Properties, Ltd. under the laws of the Province of British Columbia, Canada on August 26, 1981. On April 5, 1999, Hillside Investments II, Ltd. was incorporated in the State of Nevada. The Canadian corporation, Hillcrest Properties, Ltd. entered into a merger agreement with the Nevada Corporation pursuant to an Agreement and Plan of Merger and Reorganization adopted by the Board of Directors of each corporation. The Canadian corporation exchanged its issued and outstanding common shares of capital stock on a 1 for 1 basis with the Nevada Corporation. On October 12, 1999, the name of the corporation was changed to Digital Servant Corporation. Digital is in its early developmental and promotional stages. To date, Digital's only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan. Digital has not commenced commercial operations. Digital has no full time employees and owns no real estate. Digital's business plan is to complete the technology to market the "Digital Servant" system and products on a worldwide basis.

     On October 15, 1999, Digital entered into a License Agreement to acquire the North American manufacturing, marketing and distribution rights to the "Digital Servant" system and products from the Licensor, Digital Servant (Canada) Corporation in exchange for return for 4,115,000 shares of Digital's common stock and a 2% royalty fee on gross sales as exhibited herein as Exhibit
10.1. The License Agreement grants Digital the exclusive right to manufacture, market and distribute the "Digital Servant" system and products to a North American market.

     On February 15, 2000, Digital entered into an Addendum to License Agreement whereby the territory to manufacture and distribute the "Digital Servant" system and products was expanded from North American rights to worldwide rights, In exchange for these expanded territorial rights, Digital issued an additional 11,184,000 common shares of stock and increased the royalty fee to 4% of gross sales. The total shares of Digital's common stock issued for this worldwide license is 15,299,000 common shares of stock.

     On September 15, 2000 the Company entered into an Option to Purchase Agreement with Digital Servant Canada Corporation, to acquire the technology and related payments outright for $2,500,000. The initial payment of $250,000 is due on or before December 31, 2001 and the balance bears interest at 8% per annum and is payable in quarterly installments over the next five years from the date of purchase. This $2,500,000 is in addition to the 15,299,000 common shares already issued by the Company for the worldwide rights to the Product.


     Industry Overview
     -----------------

     The Internet is a global cooperative of computers and computer networks, managed by private and public sector organizations, educational institutions, individuals and businesses. One of the most attractive features of the Internet is that it allows individuals and organizations to communicate electronically and globally by accessing and sharing information.

     The Internet is an important research and fact-finding tool and has become an invaluable resource in the home and in the office, allowing users to access information any time of day or night. It has also become a popular resource for entertainment, banking and investing and downloading music.

     Internet and e-commerce activity usage has reached levels exceeding 50% for home and office and most analysts forecast this level increasing to at least 75% of individuals within the next three to five years.

     With the creation of the Internet has come the creation of a 14 billion dollar market for on-line shopping. The biggest moneymaker for e-tailers continues to be the computer hardware/software, computer electronics segments, which are predicted to grow from $7.5 billion to 59.7 billion in 2004.

     The number of consumers using the Internet for on-line shopping increases every quarter. While still in its infancy, there is tremendous growth potential for new entrants, as well as a growing need for a personalized general computer system.

     The Internet has provided a world that is accessible 24 hours a day, 7 days a week. However, frustrations and gaps still exist. The growth of the Internet has resulted in a huge amount of unstructured information. Safety, security and privacy remain an issue. With the number of pages on the Internet at 1.7 billion and growing, the retrieval of accurate information has become difficult. 53% of Internet searches are a failure and 83% percent of users are frustrated by the whole Internet experience.

     The ever-increasing `commercialization' of the Internet community has also become a concern and a source of frustration for some. What was once a forum for exchange of information and ideas has become yet another advertising medium. The sheer volume of information that has to be synthesized on a daily basis has made daily communication cumbersome, and now more than ever, the marketplace is primed and ready for products that can simplify and make people's lives easier.

     Marketing Opportunity
     ---------------------

     Many businesses are using the Internet to evolve their core offerings into highly efficient and cost effective e-commerce enterprises. Some are exploring new ways to creatively serve their customers by `building' vast electronic virtual markets that enable on-line consumers to conveniently source select and in many cases, purchase products and services. As more and more companies enter the virtual marketplace, it is becoming increasingly difficult for the consumer to find what he/she needs in a reasonable amount of time.

     Unfortunately for the average user, general computer usage and the Internet experience can be disappointing, impersonal and insecure. Computers are perceived as "unfriendly." Privacy is a growing concern, search engines are imprecise and the experience can be unsettling to both the confident and unsophisticated user. General computer users and Internet users are frustrated by their computer and Internet experiences, creating the perfect marketplace for a product like the "Digital Servant" that is designed to makes their lives easier.

     The Internet has evolved from a small, slow, text-based network of academic and government computers with limited functionality to a large, diverse, graphically rich environment for the consumer masses with nearly unlimited potential. Technological advances have made it faster and easier to navigate, with improved web browsers and competitive Internet service providers.

     There exists a very real need for a way to simplify all this information. From that need Digital has been able to distill the guiding principals that encompass Digital and its product development:

     o    security

     o    simplicity,

     o    convenience

     o    control

     o    unique individualized experience

     The management of Digital believes that issues of consumer integration and consumer- friendly interfaces have been ignored or overlooked. A consumer tool needs to be developed that will act as the `sales representative' streamlining e-commerce searches and presenting the consumer with only the information needed to make an informed buying decision.

     Digital will be positioned to provide Web users with ownership and control over their interface (either a desktop or hand held device) and to simplify, as well as scale down the information load presented.

     In conjunction with the Canadian Innovation Center, a "Market Preview Plus" market study was undertaken on behalf of Digital. "Market Preview Plus" is a study of general computer software and Internet systems that are in the early stages of development. The report evaluates the market opportunity for a new product/service and factors in a market's attractiveness and product's ability to compete within that marketplace. The very positive findings have allowed Digital to better direct its product and marketing program development in conjunction with the rollout to the marketplace.

     Digital has taken further steps to authenticate, validate and position its proposed software and Internet systems in the consumer market by hiring Generations Research, Inc. The firm has conducted qualitative and quantitative research through consumer focus groups to identify the strengths and possible weaknesses of the "Digital Servant" system. The market studies helped Digital fine tune its development and component architecture. Overall, the results prove that the "Digital Servant" clearly offers interest and appeal.

     The Digital Servant Solution
     ----------------------------

     Over the next five years, the world will experience an unprecedented explosion of digital information. This explosion will create new opportunities for vendors of secure database management, proprietary network systems, e-commerce and digital communications solutions. There is little doubt that the immediate future will require the right integration of technologies, customized e-commerce solutions and pay-per-use systems that respond to what the consumer wants.

     Research has proven that a market exists for one common tool that offers ease of use, simplicity, security and control over integrated media without having to download and install incredible amounts of site-specific software. This tool would make enhanced multimedia `available to the masses'. This tool is called the "Digital Servant".

     The "Digital Servant" is a consumer personalized Internet agent. It reflects the appearance, gestures and personality of a chosen character (a person, animal or any other form) and this small graphical character or "Avatar" can be summoned to the user's monitor on demand.

     The Secure Personalized Interface (SPI) also known as "The Monitor" ensures confidence and control in what the user sees on the screen. It makes the experience aesthetically pleasing, simple and convenient to navigate, all elements that played back strongly in research. The `consumer view' is not cluttered with non-essential graphics and advertising messages - historically a source of annoyance to consumers.

     The Digital Servant System is extremely simple, easy to use and is beneficial to consumers who have limited desktop computing experience. Yet it's organizational capabilities and its appropriateness for home or business scored very well with the more advanced or confident Internet user.

     Digital believes it has the proprietary edge over competition. All application modules built for the Digital Servant System present the best possible user interface and there are no installation scripts, complicated menu structures or key sequences.

     The e-commerce component of Digital's technology will offer consumers private and anonymous browsing, e-mail, shopping and purchasing capabilities on the Web. Here, the "Digital Servant's" convenience and enhanced search capabilities drew raves. The research results further supported Digital's mandate to combine development and integration of services and products across multiple vertical markets into a single interface point that will be accessible to the web-user/consumer anywhere and in any manner the user chooses to access the web.

     Initial pricing for Version1 of the "Digital Servant" is set at $65.50US/$99.95CDN. This pricing was arrived at based on production and delivery costs combined with feedback received from the "Market Preview Plus Report." Respondents felt very strongly that if a new product were priced too reasonably, they would not be likely to believe that the product would deliver on its promise. It is believed that under pricing this product could seriously deter potential buyers in this high tech market segment. There are a number of lower-end products on the market that serve a similar function but do not deliver the integrated suite of products and services that the "Digital Servant" does. Nor do they offer e-commerce functionality. Thus, a low product price could actually be detrimental to Digital.

     Version 1 will be sold on-line through the Digital website and through OEM Resellers. Version 2 will be released through association marketing. Associations would receive 25,000 versions of Level 1 and would be charged a quarterly usage fee of $15.00US/$22,50CDN for every member sign up. Associations of 50,000 members or higher would give Digital a very favorable 20% penetration.

     Digital's Product
     -----------------

To exploit the opportunities presented in the market, Digital will develop products that will provide the consumer with:

 o Security
 o Simplicity
 o Convenience
 o Control
 o Unique individualized experience

The Secure Personalized Interface (SPI), a.k.a. "The Monitor"

The Monitor ensures confidence and control in what we see on the screen. It makes the experience aesthetically pleasing, simple and convenient to navigate. Most importantly, it ensures the 'consumer view' is not cluttered with advertising and non-essential graphics.



The "Digital Servant"

The "Digital Servant" is a consumer personalized Internet agent. It reflects the appearance, gestures, and personality of a chosen character (a person, animal, or any other form) and this small graphical character or "avatar" can be summoned to the user's monitor on demand.

Once engaged, the Digital Servant will:

 o Respond to user requests for information;
 o Provide a Q&A process to guide the user;
 o Remember secure information about the user and his/her preferences;
 o Engage in electronic commerce activities on behalf of the user;
 o Monitor events (e.g. prices, sales, product availability) based on user requests and report back.

The Digital Servant System is extremely simple, easy to use and is targeted at consumers who have limited desktop computing experience. All application modules built for the Digital Servant System present the best possible user interface and there are no installation scripts, complicated menu structures, or key sequences.

The Digital Servant "In Action"

Example 1

Early one morning, you instruct your Digital Servant to 'watch out for' a sale on airline tickets to Fiji and then you leave for work. Later that day, Air New Zealand announces a sale on limited capacity flights to Fiji on a first come, first serve basis. Responding immediately, the Digital Servant calls you at work but unfortunately gets your voice mail. Undeterred, it leaves a message and calls your cellular phone and tracks you down in person. Using voice recognition security, the Digital Servant knows it has the correct user and immediately provides the information on the seat sale. Time is of the essence so using voice commands you instruct the Digital Servant to purchase the ticket, confirm the hotel reservation and to make a note in your schedule to arrange for a "house sitter".

Example 2

You sit down at your PC and decide to search for information about "Growing Tulips in the Pacific Northwest". Rather than typing "Tulips AND Growing AND Pacific AND Northwest NOT Ocean" and getting 4,312 responses from a search engine, you enter "How do I grow Tulips if I live in the Pacific Northwest?" and get only the relevant answers.

Example 3

The latest hacker attack sweeps the Internet specifically targeting PC's connected to DSL or Cable Modems. Everyone panics! The public is being told they need to install something called a Firewall or else all their information could be stolen. Not knowing what to do or how to do it, many people pull the plug on their PC rather than take the risk and e-commerce grinds to a halt until the authorities catch the culprit. However, you have a Digital Servant with a Personal Firewall that is configured to withstand the attack. The Digital Servant reassures you that it knows about the attack and has the appropriate controls to protect all your data. Life and e-commerce go on and the hacker is nothing more than another blip on the radar.

Example 4

It is Monday and you enter a memo into your Digital Servant calendar indicating you must not forget to buy a birthday present for little Johnny on the way home from work Thursday. By Thursday afternoon the Digital Servant realizes that you have not confirmed you bought the present so it sends you an e-mail at work. You haven't responded by 4:30PM so your Digital Servant calls your paging service and sends an alphanumeric page reminder. You still haven't responded! The Digital Servant calls your cell phone and reminds you to stop at the store you acknowledge the message by voice or key sequence and buy the gift.

Digital Servant Plug-in Module Development Methodology

 o Identify Module (Idea)
 o Market Validation
 o Cost Analysis (Buy vs. Build vs. License)
        o Buy - Acquire Company, Source Code & Programmers
        o Build - Hire Project Manager and Programmers
             o Design Evaluation
             o Implementation
             o Quality Assurance/Debugging
        o License - Negotiate Terms, Port to the DS - API or Create Middleware
 o Final Test and Debugging


Wireless Applications

Another goal of the Digital Servant System is similar to that of the "PDA's" - Personal Digital Assistants (e.g. cellular telephones and palm pilots). PDA's have seen tremendous acceptance in the marketplace in recent years because they have followed the "keep it simple stupid" design philosophy. In addition, user demand for wireless access to information and services via PDA's or similar devices is on the rise. According to Global Mobile magazine, there are more than 200 million wireless subscribers in the world today and there will be more than one billion by the year 2005. The potential to reach that many consumers is enormous, dwarfing even the most optimistic growth projections for the Web.

Digital plans to develop a Wireless Application Protocol (WAP, GPRS, EDGE & 3G) version of its' product. It will be a miniaturized version of the Desktop Digital Servant and will incorporate the following:

 o Instant availability and ease of use for a few minutes at a time;
 o Focus on small specific tasks that need to be accomplished quickly;
 o Timely alerts of appointments, pre-specified actions or other time sensitive events;
 o Comprehensive, personalized summaries of important information with access to the more detailed versions;
 o On-the-fly purchases or query of nearby establishments for price and availability of products or services;


The IP Vault

The IP Vault (or Intellectual Property Vault) will add the capability of a virtual safety deposit box for personal information. Instead of filling out numerous web forms, the user can store personal information, including name, credit card numbers, address, age, gender etc., in encrypted form, on a smart card or on Digital's servers. The benefit to the individual is that information is released only with the users specific permission or when an electronic commerce transaction is authorized and NOT before. The IP Vault also has the capability to offer long-term, secure, high-integrity storage for critical personal information, such as wills, deeds, insurance papers, digital signatures and legal documentation. These concepts, not only offer benefits to the individual user but to business as well. Digital Servant services will enable secure, autonomous, high-integrity communications, intellectual property protection and off-site storage for B2B communication and e-commerce transactions.

Personal E-commerce Network

Maintaining customer satisfaction and involvement is critical for any Internet company. Digital will develop a proprietary C2B e-commerce model. On-going research and development will be required to:

o Develop a Web site - referred to as an Enterprise Information Portal (EIPs) that can provide content in great detail specific to the user's interest across a large range of subjects and categories;
o Develop each portal so the user can establish a relationship and have a sense of control;
o Develop personalized portal services for all on-line purchases of products and services;
o Provide automated and personalized after-sale support and service to any product and/or service sold within a portal;
o Introduce a personalized tendering service that can offer the customer/user increased convenience;
o Provide an automated process for the customer/users to be able to request for any pre-sell eligibility requirements for products or services sold within the portal; and
o Develop a Wireless Access Protocol (WAP) version to extend all of the above to wireless devices.


Applying Digital Products in the Market

To pursue and integrate these applications, Digital formed a product development and technology team consisting of Digital senior management and several identified strategic partners. Their mandate is to develop a series of uniquely secure electronic commerce offerings that will deliver innovative capabilities and customized solutions. As exclusive owners of these uniquely secure electronic commerce offerings, Digital has the potential to provide the following personalized, high-integrity e-commerce capabilities:

 o Secure on-line searches
 o Secure database management
 o Secure communications
 o Secure financial transactions

Digital is committed to building a personal e-commerce network for the Web consumer who chooses to be accessible only through a secure and personalized interface (his/her Digital Servant). These systems will allow the Web consumers Digital Servant to interface into a secure network that will:

 o Supply
 o Sell
 o Service
 o Support the products and services sold within it

Digital offerings will be supplied to a multitude of end-users and corresponding markets around the world by marketing a series of digital servants that will eventually reflect the majority of Digital's sales base. These digital servants will be secure, intelligent and will incorporate a variety of features including:

 o Animated 3-D models
 o Digital communications
 o Digital signatures

Following the completion of the research and development phases, Digital will offer products and services across multiple vertical markets. The proposed products will fall primarily into three main categories:

1) On-line Products and Services
2) A mail-order catalog system (Brick & Mortar)
3) A supplier referral & listing service

     1)   On-line Products and Services

          These products will be:
          o    Shopped for online
          o    Purchased online
          o    Delivered online
          o    Stored after purchase in a digital format

          Some examples of products and services would be:
          1. Insurance policies
          2. Banking products such as mortgages, bonds, GICs
          3. Entertainment products such as music, video and books

          Digital will focus its first year product development efforts on the Insurance, Banking and Distant Learning markets. The revenue generated from these categories will consist of an infomediary fee paid on a per transaction basis.

     2)   Mail-Order Catalogue System (Bricks and Mortar)

          These products will be:
          o    Shopped and priced online
          o    Purchased online
          o Delivered by mail or courier one to five days after purchase to the consumer's home The revenue generated in this category will consist of a service fee paid from the supplier to Digital when a customer's order is processed. Digital will focus initial efforts in the Automotive and Designer label fashion markets.

     3)   Referral & Listing Service

          The web consumer would be referred to a supplier-designated distributor or retailer for the actual reservations, purchase or pick-up of a specific product.

          The web consumer would:
          o    Use the e-commerce portal to learn about the product;
          o Conduct comparison shopping to find where the product was available;
          o    Have the option to buy.

          After sales support would also be automated and delivered through the customer's "Digital Servant". The revenue generated for referral services would be arranged in the form of a "special listing fee". The supplier will pay Digital for giving the web consumer the ability to access and purchase a product through their bricks and mortar retail and distribution network.

Other Product Opportunities:

Digital will complete on-going market analysis and will work with its strategic partners to develop new and complementary products that will build upon core e-commerce applications.

Short-Term Product Goals:

     o Begin second R&D phase with specific strategic partners to outline work schedules and tasks for building/configuring the Digital Servant System;
     o    Secure intellectual property as it is being generated;
     o Finalize a product roll-out schedule that can be measured and tracked effectively;
     o Request proposals from major software and hardware suppliers identified as "the best" in their specific market sectors and complete service level agreements;
     o Integrate the multiple platforms developed by the product development teams;
     o Begin alpha testing the integration of Digital's platforms within target market segments.
     o Through Global Integrity and @Stake Inc, commence security vulnerability studies with select alpha test sites;
     o Digital's marketing advisory board will request proposals and lead the development of an initial advertising campaign for the launch of the Digital Servant System;
     o    Set-up a 7 day / 24 hour automated technical response system;

     o    Launch The Digital Servant Solution;
     o    Establish a 24-hour emergency response team;
     o Establish a team to begin the authentication and design of those products that will be used for business applications.

Long-Term Product Goals:

     o Expand the capability and functionality of the "Digital Servant" with the development and integration of on-line information management tools (i.e. Speech Recognition to replace text based commands for the servant);
     o    Produce a Wireless Access Protocol (WAP) version of the "Digital
          Servant";
     o    Enhance Web-based training and technical support services;
     o    Introduce a global customer support program;
     o Position Digital's solutions to take advantage of technology innovations and expand Digital's presence in key industry sectors;
     o Introduce an integrated suite of Virtual Personal Network applications for business customers.



     Marketing and Sales
     -------------------

     The "Digital Servant" will be marketed to both consumers (B2C) and businesses (B2B).

     The B2C market is expected to reach $105 billion in sales by the year 2003. This represents tremendous growth in the number of consumers using the Internet for on-line shopping. Even the recent economic downturn has done little to dampen on-line sales growth. And even though this market is in its infancy, there is still tremendous growth for potential new entrants.

     Within on-line shopping trends, PC hardware is the largest product category with over 25% of total e-commerce sales. The growth in Internet connectivity has surpassed `normal' technology adoption curves. At some point the whole world will be connected.

     A percentage of Digital's revenue will be derived from fees paid by companies when Digital customers complete purchases on their sites. Product suppliers will also pay a referral fee to Digital for product and service placement into the on-line shopping network.

     Over 60% of total sales on the Web in 1998 were transacted by bricks & mortar (B&M) retailers and established direct marketers. As they grow, they will look for alternate methods to get their names and products in front of potential consumers. For example they would pay referral fees to Digital for directing consumers to their sites.

     The biggest moneymaker for e-tailers continues to be the computer hardware/software, computer electronics segments, which are predicted to grow from $7.5 billion to 59.7 billion in 2004. With apparel and food & beverage quickly becoming the second and third largest on-line categories, the consumer will require a "Digital Servant" to conduct their comparative shopping - there will never be enough hours in the day to accomplish this task.

     In the B2B market total e-commerce revenues are estimated to hover above $49 billion in 2002 and could reach $80 billion by the following year. The estimated aggregate value of good and services sold in the B2B market should rise from about $50 billion to $1.5 trillion by 2003.

     As with the B2C market, B2B growth indicates room for new applications that can facilitate and simplify B2B transactions. This represents a tremendous opportunity for Digital.

     Approximately two-thirds of all manufacturing will be out-sourced within the next few years, giving Digital's products an opportunity to enhance and simplify agent-to-agent collaborative interface between sellers, manufacturers and suppliers of raw materials. Digital will provide the uniform interface to address the difficulties of high-speed virtual transactions.

     Digital's preliminary target groups have been profiled. The first group is identified as `early technology adapters' - those who are typically the first to try new technology, show the most interest and are most able to project into the future. They are the visionaries.

     The secondary target group is comprised of `confident Internet users' and are typically those Internet users who are very comfortable navigating the Internet but lack the risk taking behavior of the `early technology adapters.'

     Since its inception, Digital has focused on acquiring the rights to the Digital Servant, raising capital and developing its business plan and has not yet been actively engaged in the marketing and sales of the "Digital Servant."

     Digital is currently in the process of developing a Brand Strategy and Positioning. This strategy will outline all of the steps that Digital will need to undertake in order to launch, market and grow the brand over time. These steps include:

          o    Overall Brand Objective
          o    Near/medium Term Brand Goals
          o    Brand Benefits/Core Values
          o    Distinctive Functional Benefits
          o    Consumer Benefit/Consumer Reward
          o    Communications Positioning
          o    Brand Essence - combining rational benefit with emotional benefit
          o    Integrated Communications Positioning (taglines/positioning)
          o    Message Integration if necessary
          o    Enterprise Message Platform:
          o    Brand Image
          o    Product Leadership/Capability
          o    Service Leadership/Capability

     This fully integrated marketing strategy will be launched with various components designed to gain maximum reach within the target segment. Target segments can be identified and broken out based on a target model:
Brand/Enterprise Market, Business, Home User, Government Agency and Public Sector. Marketing opportunities for the "Digital Servant" include:

          o    Public Relations
          o    Advertising including print and broadcast
          o    Direct
          o    Digital
          o    Promotional
          o    Event & Trade

     In the short term Digital plans to:
     -----------------------------------

          o Retain the service of a fully integrated advertising agency and media specialist

          o    Develop Packaging & Design
          o Launch a fully integrated national advertising/promotional campaign targeted towards B2B and B2C consumers and institutions
          o Enhance and distinguish additional group purchasing associations (Broker Force Insurance), expand strategic alliances with major hardware and software suppliers as well as develop co-promotional campaigns
          o Launch proprietary technology solutions, targeted to major e-commerce customers such as financial institutions, retail chains etc

     Long-term plans include:
     -----------------------

          o Developing partner relationships with existing customers and initiating research to determine effectiveness of market reach and penetration
          o Broadening the scope of the advertising to include an International focus
          o    Establishing a distribution network for e-commerce solutions
          o Co-branding Secure Personalized Interface (SPI) and the VPN (Virtual Private Network) based solutions with strategic partners and major suppliers
          o Identifying wireless access providers for the strategic roll out of a WAP enabled Digital Servant System

     Sales
     -----

     Digital will approach the market with a team of eight seasoned professional staff encompassing expertise in project management, software development, programming, e-commerce network solutions implementation, sales development and product distribution. These individuals have a reputation for producing superior quality Internet based solutions and products, specializing in highly efficient Virtual Private Network (VPN) architecture and e-commerce solutions.

     Digital will offer superior customer support by remaining price competitive, always meeting deadlines and offering the best lead times in the industry. We intend to continue in the role as an exclusive Virtual Private Network solutions supplier to select markets, offering innovation and product development.

     Our primary goal is to have the flexibility to respond to individual market challenges, while focusing on product lines and product disciplines.

     Competition
     -----------

     Direct and indirect competition offer the end-user an alternative means to address the Web based solutions and e-company needs. This area of comparative analysis is highly subjective in nature and is extremely susceptible to interpretation.

There are a multitude of suppliers of substitute products and services:

          o    E-commerce services providers
          o    Data base management service bureaus
          o    Web search engines
          o    Internet/intranet utility solutions providers

Direct competitors are independent software developers who offer equivalent integrated technology based e-commerce products and services.

     There are a number of extensive technology companies developing Internet-based e-process solutions. Some of the leading North American software development companies provide:

          o    Web-based procurement process information;
          o    Application servers and packaged integration solutions;
          o    Business intelligence solutions to Web-users;
          o Linking of back-end supply chain with front-end e-commerce systems;
          o    Simplified software delivery for the extended enterprise;
          o    Mission-critical applications over the Internet;
          o    Database and application solutions;
          o E-processes using integrated technologies and Internet infrastructure.

     Ariba, Inc.

     Ariba provides comprehensive e-commerce solutions using proprietary software and services, leveraging the Ariba Network open standards-based design platform. Their platform automates and integrates internal and external commerce process of web-users/buyers, suppliers, Net market makers and value-added services providers.

     Ariba's B2B e-commerce platform offers a single, highly customizable solution that can:

          o Enable business buyers to get the goods and services they need while providing content access, routing and approvals.
          o Adopt value-added services on the Internet, ranging from supplier content management and access to dynamic pricing.
          o Allow e-commerce companies to rapidly and easily deploy electronic marketplaces that support the full range of B2B market making mechanisms, including bid/ask exchanges, auctions, and reverse auctions.

     Extensity, Inc.

     Extensity is the industry's first business-to-employee hub designed to provide Internet-based B2B solutions for the workforce. The Company's applications improve the productivity of employees across the enterprise and enhance operating efficiency.

     They have over 300,000 individual licenses worldwide to 70 customers. Extensity's solutions transform the way companies do business by automating routine and time consuming administrative tasks including:

          o    Management of travel and expenses
          o    Procurement and billable time

     Business Objects, S.A.

     Business Objects provides Web users and e-commerce companies with access to customer, employee and partner data over the Web. Their software solutions integrate, query, report and conduct on-line analytical processing (OLAP).

     Business Objects have been sold to over 1.2 million licenses to over 8,100 organizations in 60 countries worldwide. Its integrated solutions are available across four dimensions of the decision support market, data warehouse and data marts applications; packaged application programs; Internet-based product and data warehouse access via the Internet; custom RDBM-based applications for in-house database solutions.

     BEA Systems, Inc.

     Bea Systems provides an e-commerce transaction platform for `middleware' and integration solutions. Since 1995, BEA has established over 200 customers with global operations in 24 countries worldwide.

     Their major product lines provide a comprehensive and integrated software platform for developing, deploying and managing mission-critical applications. Their solutions enable companies to seamlessly operate their business systems throughout legacy, client/server and Internet environments.

     I2 Technologies, Inc.

     I2 Technologies is the world's leading supplier of supply chain management
(SCM) solutions. Their products provide planning, scheduling, optimization and related decision-support functionality. I2 Technologies solutions automate how company's source, manufacture, move and sell products throughout the supply chain.

     I2's SCM products link consumer solutions with intelligent back-end fulfillment capabilities. This creates an end-to-end closed loop solution full of tactical, operational and strategic planning capabilities.

     Marimba, Inc.

     Marimba is developing the Internet Services management (ISM) market. Their innovative products `extend the enterprise' to incorporate remote/mobile customers, employees, partners and suppliers. This can be conducted over Intranets, extranets and the Internet.

     Marimba's ISM solutions help customers establish deeper relationships with end-users, employees and partners. Their products allow for the distribution and management of information content, as well as, software applications inside and outside the firewall.

     Mercury Interactive Corp.

     Mercury Interactive is the world's largest provider of enterprise application testing solutions. Their full-line of automated tools test mainframe, client/server and Internet-based applications in both pre-deployment and post-deployment stages.

     Mercury Interactive enterprise testing solutions help ensure companies are delivering high quality, reliable business applications to their Web-users/customers, partners and employees over the Internet.

     NetObjects, Inc.

     NetObjects is a leading provider of software and services that enable both small and large businesses to build, deploy and maintain web sites on the Internet, corporate extranets and Intranets.

     NetObjects offers end-to-end solutions, dynamic information integration enabling users to build, manage and update multiple Intranets. Their Web authoring software "Fusion" has sold over 300,000 copies.

     Intellectual Property
     ---------------------

     Digital realizes the importance of name recognition; therefore Digital has filed the appropriate Trademark registrations in The United States and Canada under Digital Servant, Trusted Servant, and Trusted Agency. Currently, Digital has received initial approval securing the Trusted Servant trademark for the United States. Digital is waiting for approval on the remaining applications. Digital has also completed and secured domain name ownership for all of the above-filed Trademarks encompassing .com, net, org and ca.

     Currently pieces of the initial System Architecture (SRI Feasibility Study) have been identified as patentable. These will be filed following further development and authentication from appropriate technology staff and partners. In addition, as innovative technology is being developed, Digital will file and maintain complete ownership.

     Employees
     ---------

     Digital is a development stage company and currently has no employees. Angus Crawford, Digital's President/Board Chairman and Cameron Crawford, Treasurer and Director and the Board of Directors currently manage Digital. Digital looks to the Board of Directors and Officers for their technical and entrepreneurial skills and talents. For a complete discussion of the Officers and Directors and Significant Employees experience, see "Directors, Executive Officers, Promoters, Significant Employees And Control Persons." Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future. Digital may hire marketing employees based on the projected size of the market and the compensation necessary to retain qualified sales employees. A portion of any employee compensation likely would include the right to acquire stock in Digital, which would dilute the ownership interest of holders of existing shares of its common stock.

     Research & Development
     ----------------------

     Over the past two fiscal years, Digital spent $2,000 on research and development. To date, Digital's primary activities have consisted of raising capital and research and development* so that it can implement its business plan and sustain operations.

     * Digital Servant (Canada) Corporation, Digital's Canadian affiliate has spent $150,000 USD on research and development activities to which Digital's license applies.

     Regulation of the Internet
     --------------------------

     In general, existing laws and regulations apply to transactions and other activity on the Internet; however, the precise applicability of these laws and regulations to computer technology and the Internet is sometimes uncertain. The vast majority of such laws was adopted prior to the advent of the Internet and, as a result, do not contemplate or address the unique issues of the Internet or electronic commerce. Nevertheless, numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection and enforcing other regulatory and disclosure statutes on the Internet. Additionally, due to the increasing general use of computers and the Internet as a medium for commerce and communication, it is possible that new laws and regulations may be enacted with respect to the Internet and electronic commerce covering issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may impair the growth of Internet use and result in a decline in Digital's sales and profitability.

     A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly exempted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect Digital's opportunity to derive financial benefit from such activities.

     Available Information and Reports to Securities Holders
     -------------------------------------------------------

     Digital has filed with the Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Digital and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Digital files may be read and copied at the Commission's Public Reference Room located at 450 Fifth Street N.W., Washington D.C. 20549, and the public reference rooms in New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Digital's filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

     Upon completion of this offering, Digital will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis of Digital's financial condition and results of operations should be read in conjunction with the Financial Statements, accompanying notes and the other financial information appearing elsewhere in this prospectus.

     This prospectus contains forward-looking statements, the accuracy of which involves risks and uncertainties. Words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions are used to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the potential markets for "Digital Servant" products. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Digital's actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Digital described in "Risk Factors" and elsewhere in this prospectus. The following discussion and analysis should be read in conjunction with Digital's Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus.

     Results of Operations
     ---------------------

     During the period from March, 1999 through September 30, 2001, Digital has engaged in no significant operations other than organizational activities, acquisition of the rights to market the "Digital Servant" system, products and preparation for registration of its securities under the Securities Act of 1933, as amended. No revenues were received by Digital during this period.

     For the current fiscal year, Digital anticipates incurring a loss as a result of organizational expenses, expenses associated with registration under the Securities Act of 1933, and expenses associated with setting up a company structure to begin implementing its business plan. Digital anticipates that until these procedures are completed, it will not generate revenues, and may continue to operate at a loss thereafter, depending upon the performance of the business.

     Digital's business plan is to complete the development stage of the technology of "Digital Servant" by way of acquiring the technology outright from Digital Canada and developing the "Digital Servant" system for the marketplace. Digital will then determine the feasibility of marketing the "Digital Servant" products in various markets, and, if the products prove to be in demand, begin marketing and selling "Digital Servant" system and products.

     Liquidity and Capital Resources
     -------------------------------

     Digital remains in the development stage and, since inception, has experienced no significant change in liquidity, capital resources or shareholders' equity. Consequently, Digital's balance sheet as of October 31, 2000, reflects total assets of $15,299, in the form of a license and capitalized organizational costs.

     Digital expects to carry out its plan of business as discussed above. Digital has no immediate expenses. Mr. Angus Crawford the Officers and Board of Directors will serve in their capacities with limited compensation until a market is developed for the "Digital Servant" products. (Refer to Executive Compensation)

     In addition, Digital may engage in a combination with another business. Digital cannot predict the extent to which its liquidity and capital resources will be diminished prior to the consummation of a business combination or whether its capital will be further depleted by the operating losses (if any) of the business entity with which Digital may eventually combine, if ever. Digital has engaged in discussions concerning potential business combinations, but has not entered into any agreement for such a combination.

     Digital will need additional capital to carry out its business plan or to engage in a business combination if the majority of the shares offered by way of this prospectus are not sold. No commitments to provide additional funds have been made by management or other shareholders. Accordingly, there can be no assurance that any additional funds will be available on terms acceptable to Digital or at all.


                             DESCRIPTION OF PROPERTY

     Digital currently maintains office space with Digital Canada, occupied by Angus Crawford and other Officers and Directors of both Digital and Digital Canada. Digital maintains a United States corporate mailing address and corporate sales identity at 713 Kirkland Avenue, Kirkland, WA 98033. Digital does not pay rent at this time and does not intend to until this offering is completed. The principal office and Canadian address is:

                           Digital Servant Corporation
                    C/o Murray/Ralston Barrister & Solicitors
                            129 B Dunlop Street East
                         Barrie, Ontario, Canada L4M 1A6
                                 (416) 464-3164

     Digital's management does not believe that it will need to obtain additional office space at any time in the foreseeable future until its business plan is more fully implemented.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Transactions with Management and Others
     ---------------------------------------

     No director, executive officer or nominee for election as a director of Digital, or the Licensor, Digital Canada, and no owner of five percent or more of Digital's outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $1,000.

     Certain Business Relationships
     ------------------------------

     No director or nominee for director is or has been during Digital's last fiscal year an executive officer or beneficial owner of more than 10% or any other entity that has engaged in a transaction with Digital in excess of 5% or Digital's revenues or assets.

     Indebtedness of Management
     --------------------------

     There are no persons who are directors, executive officers of Digital, nominees for election as a director, immediate family members of the foregoing, corporations or organizations (wherein the foregoing are executive officers or partners, or 10% of the shares of which are directly or beneficially owned by the foregoing), trusts or estates (wherein the foregoing have a substantial beneficial interest or as to which the foregoing serve as a trustee or in a similar capacity) that are indebted to Digital in an amount in excess of $60,000.


     Transactions with Promoters
     ---------------------------

     Currently there are no transactions with Promoters


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Market Price
     ------------

     No established public trading market exists for Digital's securities. Digital has no common equity subject to outstanding purchase options or warrants. Digital has no securities convertible into its common equity. There is common equity that could be sold pursuant to Rule 144 under the Securities Act. Digital has not agreed to register any existing securities under the Securities Act for sale by shareholders. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly offered by Digital.

     As of October 31, 2001, there were 20,684,000 shares of common stock outstanding, held by 228 shareholders of record. Upon effectiveness of the registration statement that includes this prospectus, a portion of Digital's outstanding shares will be eligible for sale.

     To date, Digital has not paid any dividends on its common stock and does not expect to declare or pay any dividends on its common stock in the foreseeable future. Payment of any dividends will depend upon Digital's future earnings, if any, its financial condition, and other factors as deemed relevant by the Board of Directors.

                             EXECUTIVE COMPENSATION


     Officer, director's and key people have received stock remuneration from Digital. Digital has implemented employment contracts with the following officers, directors and key management personnel; each employment contract only creates financial obligations on Digital if and when $1,500,000 of funding is obtained. Digital has no formalized stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future. The Officers and Directors currently do not receive any cash compensation from Digital and for their services as members of the Board of Directors. There is no compensation committee, and no compensation policies have been adopted. See "Certain Relationships And Related Transactions."

-----------------------------------------------------------------------------------------------------------------------------
                                           Annual compensation                         Long-term compensation
                                 ------------------------------------ -------------------------------------------------------
                                                                              Awards                  Payouts
                                 ------------------------------------ ------------------------------ ---------
                                 Salary     Bonus     Other annual    Restricted      Securities     LTIP
Name and principal                                    compensation    stock award(s)  underlying     payouts   All other
position                   Year                                                       options/SAR's            compensation
------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Angus M. Crawford         2000   None       None      $2,262*         None            None           None      None
President/Board Chairmen  2001   None       None      None            None            None           None      None
------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Steven Lutz               2000   None       None      1,230*          None            None           None      None
VP - Chief Technology     2001   None       None      None            None            None           None      None
Officer/Director

------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Kenneth Ralston           2000   None       None      $900*           None            None           None      None
VP - Legal Affairs        2001   None       None      None            None            None           None      None
Director
------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Ehud Cohen
VP - Chief Engineer       2001   None       None      $400*           None            None           None      None
Programming

------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Ester Cohen
VP - Research &           2001   None       None      $400*           None            None           None      None
Development
------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Jill Atkinson
Marketing Advisor Board   2001   None       None      $250*           None            None           None      None
Member

------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Nugzar Kachukhashvili     2000   None       None      $400*           None            None           None      None
Application Development   2001   None       None      None            None            None           None      None
Manager
------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------
Cameron Crawford          2000   None       None      $900*           None            None           None      None
Secretary, Treasurer      2001   None       None      None            None            None           None      None
and Director

------------------------- ------ ---------- --------- --------------- --------------- -------------- --------- --------------

* These amounts represent common share of restricted shares issued to each of the above, valued at the par value price of $.001 for accounting purposes.


                              FINANCIAL STATEMENTS

Financial Statements Index
--------------------------

 TABLE OF CONTENTS


Independent Auditors' Report                                         54

Financial Statements

  Balance Sheets                                                     55
  Statements of Operations                                           56
  Statements of Cash Flows                                           57
  Statements of Changes in Stockholders' Equity                      58

Notes to the Financial Statements                                    59-60

                               [GRAPHIC OMITTED]


MANNING ELLIOTT                  11TH floor, 1050 West Pender Street, Vancouver,
                                 BC, Canada V6E 3S7

CHARTERED ACCOUNTANTS            Phone: 604.714.3600  Fax: 604.714.3669
                                 Web: manningelliot.com




                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To the Stockholders and Directors
of Digital Servant Corporation
(formerly Hillside Investments II Ltd.)
(A Development Stage Company)

We have audited the accompanying balance sheet of Digital Servant Corporation (formerly Hillside Investments II Ltd.) (A Development Stage Company) as of December 31, 2000 and 1999 and the related statements of operations, cash flows and stockholders' equity accumulated for the period from August 26, 1981 (Date of Inception) to December 31, 2000 and the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards used in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Digital Servant Corporation (A Development Stage Company), as of December 31, 2000 and 1999, and the results of its operations and its cash flows accumulated for the period from August 26, 1981 (Date of Inception) to December 31, 2000 and the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles used in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and conducted operations at a loss since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Manning Elliott


CHARTERED ACCOUNTANTS

Vancouver, Canada

March 7, 2001



Digital Servant Corporation
(formerly Hillside Investments II Ltd.)
(A Development Stage Company)
Balance Sheets

                                                                             September 30,       December 31,
                                                                                 2001         2000         1999
                                                                                   $            $            $
                                                                              (unaudited)   (audited)    (audited)
                                                                                -------      -------      -------
ASSETS

License Rights (Note 3)                                                          15,299       15,299        4,115
-----------------------------------------------------------------------------------------------------------------

Total Assets                                                                     15,299       15,299        4,115
                                                                                =======      =======      =======


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities

Accrued liabilities                                                               2,667        2,333         --
Note payable (Note 4(b))                                                         12,500       12,500         --
-----------------------------------------------------------------------------------------------------------------


Total Current Liabilities                                                        15,167       14,833         --
-----------------------------------------------------------------------------------------------------------------

Stockholders' Equity

Preferred stock $0.001 par value; 10,000,000 shares authorized;
none issued and outstanding                                                        --           --           --

Common stock $0.001 par value; 50,000,000 shares authorized; 20,684,000 and
9,500,000 shares issued and outstanding
respectively                                                                     16,979       16,979        5,795

Additional Paid-in Capital                                                         --           --           --

Donated Capital (Note 4(c))                                                      33,400         --           --

Deficit Accumulated During the Development Stage                                (50,247)     (16,513)      (1,680)
-----------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                                                          132         (466)      (4,115)
-----------------------------------------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                                       15,299       15,299        4,115
=================================================================================================================

Contingent Liabilities and Commitments (Note 1)

(The accompanying notes are an integral part of these financial statements)


Digital Servant Corporation
(formerly Hillside Investments II Ltd.)
(A Development Stage Company
Statements of Operations



                                           Accumulated from
                                            August 26, 1981
                                          (Date of Inception)   Nine months             Years Ended
                                            to September 30,  ended September           December 31,
                                                  2001            30, 2001          2000            1999
                                                    $                 $               $               $
                                               (unaudited)       (unaudited)       (audited)      (audited)
Revenue                                                 -                                   -          -
------------------------------------------------------------------------------------------------------------

Expenses

General and administrative

Accounting and audit                                2,500             1,000              1,500             -
Interest                                            1,667               834                833             -
Legal                                              18,000            18,000                  -             -
Office                                              2,000             2,000                  -             -
Organizational expenses                            14,180                 -             12,500             -
Rent                                                5,400             5,400                  -             -
Telephone                                           4,500             4,500                  -             -
------------------------------------------------------------------------------------------------------------
                                                   48,247            31,734             14,833             -
------------------------------------------------------------------------------------------------------------

Research and development                            2,000             2,000                  -             -
------------------------------------------------------------------------------------------------------------

Net loss for the period                           (50,247)          (33,734)           (14,833)            -
============================================================================================================

Net Loss Per Share                                                     (.01)            (.01)              -
============================================================================================================

Weighted Average Shares Outstanding                              20,684,000         19,286,000     6,242,000
============================================================================================================


(The accompanying notes are an integral part of these financial statements)


Digital Servant Corporation
(formerly Hillside Investments II Ltd.)
(A Development Stage Company
Statements of Cash Flows

                                                       Accumulated from
                                                        August 26, 1981      Nine months             Years Ended
                                                      (Date of Inception)   ended September          December 31,
                                                      to September 30, 2001    30, 2001           2000         1999
                                                              $                  $                  $            $
                                                         (unaudited)        (unaudited)         (audited)    (audited)

Cash Flows From Operating Activities

Net loss                                                      (50,247)           (33,734)      (14,833)         -

Non-cash item

Value of services and amenities donated by related
parties                                                        33,400             33,400             -          -

Non-cash working capital item

Accrued liabilities                                             2,667                334             -          -
-------------------------------------------------------------------------------------------------------------------

Net Cash Used In Operating Activities                         (14,180)                 -       (14,833)         -
-------------------------------------------------------------------------------------------------------------------

Cash Flows From Investing Activities

License agreement                                                   -                  -             -          -
-------------------------------------------------------------------------------------------------------------------

Net Cash Used By Investing Activities                               -                  -             -          -
-------------------------------------------------------------------------------------------------------------------

Cash Flows From Financing Activities

Note payable                                                   12,500                  -        12,500          -
Issuance of shares for cash                                     1,680                  -             -          -
-------------------------------------------------------------------------------------------------------------------

Net Cash Provided By Financing Activities                      14,180                  -        12,500          -
-------------------------------------------------------------------------------------------------------------------

Change in Cash                                                      -                  -             -          -

Cash - Beginning of Period                                          -                  -             -          -
-------------------------------------------------------------------------------------------------------------------

Cash - End of Period                                                -                  -             -          -
===================================================================================================================

Non-Cash Financing Activities

Common shares were issued to acquire license rights
(Note 3)                                                       15,299                  -        11,184      4,115
===================================================================================================================

Supplemental Disclosures

Interest paid in cash                                               -                  -             -          -
Taxes paid in cash                                                  -                  -             -          -
===================================================================================================================

(The accompanying notes are an integral part of these financial statements)


Digital Servant Corporation
(formerly Hillside Investments II Ltd.)
(A Development Stage Company)
Statement of Changes in Stockholders' Equity

                                                                                                            Deficit
                                                                                                          Accumulated
                                                                                            Additional     During the
                                                                                             Paid-in      Development
                                                                   # of        Par Value     Capital         Stage
                                                                  Shares           $            $             $
Activity from August 26, 1981 (Date of Inception) to
December 31, 1997                                                5,385,000         1,680            -          (1,680)

Net loss for the year                                                                                                -
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                                      5,385,000         1,680            -          (1,680)

Issuance of common shares for license rights (Note 3)             4,115,000         4,115            -               -

Net loss for the year                                                                                                -
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1999                                      9,500,000         5,795            -          (1,680)

Issuance of common shares for license rights (Note 3)            11,184,000        11,184            -               -

Net loss for the year                                                                                          (14,833)
------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 2000 (audited)                           20,684,000        16,979            -         (16,513)

Net loss for the period                                                                                        (33,734)
------------------------------------------------------------------------------------------------------------------------

Balance at September 30, 2001 (unaudited)                        20,684,000        16,979            -         (50,247)
========================================================================================================================

(The accompanying notes are an integral part of these financial statements)

1.   Nature of Operations and Continuance of Business

     Hillcrest Projects Ltd., a Canadian corporation, was established on August 26, 1981 in the Province of British Columbia, Canada. The business of the Company was the exploitation and development of real estate in Canada and the United States. The Company acted as General Partner in limited partnerships, which managed properties. Operations ended in 1989 and the Company remained dormant until April 5, 1999.

     On April 5, 1999, Hillside Investments II, Ltd. was organized under the laws of the State of Nevada. The Company merged with Hillside Projects II, Ltd. and on July 7, 1999, became a Nevada Corporation under the name Hillside Investments II Ltd.

     On October 12, 1999 the name of the Company was changed to Digital Servant Corporation. Concurrently the Company issued 4,115,000 common shares to purchase the license rights to distribute "Digital Servant" a proprietary software technology (See Note 3).

     The Company is in the early development stage. In a development stage company, management devotes most of its activities in developing its business. Planned principal activities have not yet begun. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing. There is no guarantee that the Company will be able to raise any equity financing. There is substantial doubt regarding the Company's ability to continue as a going concern.

     The Company plans to offer 10,000 minimum, 4,000,000 maximum, common shares at $2.50 per share for proceeds of $25,000 minimum, $10,000,000 maximum, pursuant to an SB-2 Registration Statement to be filed with the Securities and Exchange Commission.

2.   Summary of Significant Accounting Policies

     (a) Year End

         The Company's fiscal year end is December 31.

     (b) License Rights

         The cost to acquire the license rights was capitalized and will be amortized on a straight-line basis over five years upon commencement of commercial activities.

         The carrying value of the license rights is evaluated in each reporting period to determine if there were events or circumstances, which would indicate a possible inability to recover the carrying amount. Such evaluation is based on various analyses including assessing the Company's ability to bring the commercial applications to market, related profitability projections and undiscounted cash flows relating to each application which necessarily involves significant management judgment.

     (c) Cash and Cash Equivalents

         The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

     (d) Foreign Exchange

         All activity was originally reported in Canadian dollars. On April 6, 1999, at the time of the merger with the Nevada corporation, all amounts were re-characterized using US dollars. All transactions since that time have been in US dollars.

2.       Summary of Significant Accounting Policies (continued)

     (e) Interim Financial Statements

         These interim unaudited financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

     (f) Research and Development

         Research and development costs are charged to operations for the period in which they have occurred.

     (g) Use of Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

     (h) Basic and Diluted Net Income (Loss) per Share

         The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.


3.       Licensing Agreement

         On October 15, 1999, the Company entered into a Licensing Agreement with Digital Servant Canada Corporation of Ontario, Canada, to acquire the North America (United States, Canada and Mexico) marketing and distribution rights for their proprietary software "Digital Servant". The consideration for this agreement was the issuance of 4,115,000 common shares having a fair market value of $4,115 together with a 2% royalty on gross sales.

         On February 15, 2000, the Company amended the License Agreement to include worldwide rights. The consideration for this change in the agreement was the issuance of an additional 11,184,000 common shares having a fair market value of $11,184 and an increase to 4% royalty on gross sales.

         On September 15, 2000 the Company entered into an Option to Purchase Agreement with Digital Servant Canada Corporation, to acquire the technology and related payments outright for $2,500,000. The initial payment of $250,000 is due on or before December 31, 2001 and the balance bears interest at 8% per annum and is payable in quarterly installments over the next five years from the date of purchase. This $2,500,000 is in addition to the 15,299,000 common shares already issued by the Company for the worldwide rights to the Product.

         The Company's President and the Company's Secretary/Treasurer and two directors are principals of Digital Servant Canada Corporation.

4.       Related Party Transactions/Balances

     (a) See Note 3 for license rights acquired from a related company.


     (b) The note payable from a shareholder bears interest at 8% per annum, was due on or before February 1, 2001.


     (c) The Board of Directors contributed the following various services and expenses which were charged to operations and treated as donated capital:

                                                                        $

         Accounting                                                    1,500
         Legal                                                        18,000
         Telephone                                                     4,500
         Courier                                                       1,800
         Rent                                                          5,400
         Miscellaneous                                                   200
         Research and development                                      2,000
                                                            -----------------

                                                                      33,400
                                                            =================

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

None.


Part II - Information Not Required in Prospectus
------------------------------------------------

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Digital's Articles of Incorporation and By-Laws provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer of Digital or a fiduciary of an employee benefit plan, or is or was serving at the request of Digital as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

     Liability insurance will be purchased following Digital's proposed financing. The effect of these provisions is potentially to indemnify Digital's Directors and Officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Digital. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     The Bylaws of Digital, filed as Exhibit 3.2, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Digital, absent a finding of negligence or misconduct in office. Digital's Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Digital has the power to indemnify such person against liability for any of those acts.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The securities are not being registered for the account of selling shareholders, and all of the following expenses will be borne by such shareholders. The amounts set forth are estimates except for the SEC registration fee:

         SEC registration fee............................................$ 2,390
         Printing and engraving expenses.................................  1,400
         Attorneys' fees and expenses....................................  7,500
         Accountants' fees and expenses..................................  7,000
         Transfer agent's and registrar's fees and expenses..............    500
         Miscellaneous...................................................  2,000
                                                                          ------
         Total    ......................................................$ 20,790
                                                                          ======

         The Registrant will bear all expenses shown above.


                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, Digital has sold, issued or transferred the following common shares of restricted stock.

On October 15, 1999, the Company entered into a Licensing Agreement with Digital Servant Canada Corporation of Ontario, Canada, to acquire the North America (United States, Canada and Mexico) marketing and distribution rights for their proprietary software "Digital Servant". The consideration for this agreement was the issuance of 4,115,000 common shares.

On February 15, 2000, the Company amended the License Agreement to include worldwide rights. The consideration for this change in the agreement was the issuance of an additional 11,184,000.

The above issuances of common shares were distributed as follows:

o August 31, 2000 - 5,705,107 restricted common shares of stock were transferred to those investors who funded the initial private offering of Digital Servant (Canada) Corporation. These common shares were issued accordingly;

Tony Cali                         66,667    Samjiv Sawh                         53,336
Bob Pietrzyk                      33,335    Ed Minnema                          53,345
Linda Isenberg                   200,010    William Wilson                      50,000
Ray Hall                          33,335    Sherco Investments Ltd.            100,000
Scott Walling                     66,670    Mike Kiani Oskoi                    50,000
Domenico Caminiti                 33,335    Lines Overseas Management           50,000
Rino Aversa                      566,670    Alex Motz                           20,000
Angelo F. Garaci               1,400,012    Cy Minnema                          20,000
Angelo Garaci                     13,333    Randy Jolivet                       13,333
Sofia Fox                         13,333    Robert Ludvik                       40,000
Mike Garaci                       70,000    Bruno Olivieri                      13,333



                                                                              62

Jay Brasseur                      33,335    Peter Bonch                         20,000
Paul DeSousa                      26,667    Mark Michalkiewicz                  10,000
Carmo Dasilva                     66,670    Luciano Marcoccia                   20,000
Tyler Stewart                    166,675    Chris Pinkerton                     20,000
Vlad Trkulja                   1,398,342    Sam Ceniti                          20,000
Nick Troller                      33,335    Patityage Peiris                    13,333
Paul Zupan                         6,667    Wesley Domanski                    200,010
Peter Fisher                      53,336    Nedd Velagic                        55,000
Frank Andrejas                   100,005    Don Eri Enterprises Ltd.            33,335
Babak Missaghi                   113,339    Gianfrank Pontoni                   20,000
1260126 Ontario Inc.              33,335    Dino Pontoni                        15,000
Tom Furr                          33,335    Domenic D'urzo                      15,000
Donald Crawford                   33,335    Frank & Ada Cooke                   30,000
Gil Coelho                        33,335    Christine McCaw                     35,000
Stan Belardinelli                 33,335    Michael Monaco                      20,000
Sharon Petipas                    20,001    Jamie Ross                          33,335

o August 31, 2000 - 8,391,667 restricted common shares of stock were transferred in exchange for officers and directors services. These common shares of stock were issued accordingly;

Angus Crawford                                             2,261,667
Steven Lutz                                                1,230,000
Cameron Crawford                                             900,000
Jay Ralston                                                  900,000
Ed Cohen                                                     400,000
Ester Cohen                                                  400,000
Brought Investments Limited                                  400,000
Andrew K Harvie jr.                                          250,000
Brian Hull                                                   250,000
Andrew (Drew) Harvie                                         650,000
Robert Aanerud                                               750,000

o December 18, 2000 - 400,000 restricted common shares of stock were transferred in exchange for services. These common shares of stock were issued accordingly;

Nugzar Kachukhashvili                                        400,000

o October 1, 2001 - 250,000 restricted common shares of stock were transferred in exchange for services. These common shares of stock were issued accordingly;

Jill Atkinson                                                250,000

o As of the date of this filing Digital Servant (Canada) Corporation currently retains 552,226 common shares of Digital.


The Company from August 31, 2000 through December 31, 2001 issued 14,746,774 shares of the Company's $0.001 par value common stock to 67 individuals. These shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as Amended.


A current and up-to-date shareholders list maybe supplied by the corporations Transfer Agent National Stock Transfer, upon request.

                                    EXHIBITS
                                    --------


     The following exhibits are filed as part of this Registration Statement:

   --------- ---------------------------------
   Exhibit
   Number    Description
   --------- ---------------------------------
   2.1       Merger and Plan of Reorganization
   --------- ---------------------------------
   3.1       Articles of Incorporation
   --------- ---------------------------------
   3.2       Bylaws
   --------- ---------------------------------
   4.1       Specimen Stock Certificate
   --------- ---------------------------------
   4.2       Stock Subscription
   --------- ---------------------------------
   5.1       Opinion re: legality
   --------- ---------------------------------
   10.1      License Agreement
   --------- ---------------------------------
   10.2      Addendum of License Agreement
   --------- ---------------------------------
   10.3      Option to Purchase Agreement
   --------- ---------------------------------
   23.1      Consent of Auditors
   --------- ---------------------------------

                                  UNDERTAKINGS


The Registrant hereby undertakes that it will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and
     (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities of the securities at that time to be the initial bona fide Offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (4) Provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide Offering of those securities.

     In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on January 22, 2002.

DIGITAL SERVANT CORPORATION

By: /s/ Angus Crawford
   ---------------------------------------
   Angus Crawford, President

In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated have signed this registration statement.


--------------------------------------------------------------------------------


  /s/ Angus Crawford    January 22, 2002
  --------------------------------------
  Angus Crawford                Date            President, Board Chairman


  /s/ K. Jay Ralston    January 22, 2002
  --------------------------------------
  K. Jay Ralston                Date            Vice President, Director


  /s/ K. Jay Ralston    January 22, 2002
  --------------------------------------
  Cameron Crawford              Date            Secretary, Director
--------------------------------------------------------------------------------




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